As filed with the Securities and Exchange Commission on January 13, 2000
                                                      Registration No. 333-91439
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                     ____________________________________

                              AMENDMENT NO. 1 TO

                                   FORM S-1
                            Registration Statement
                       Under the Securities Act of 1933
            (Exact name of Registrant as specified in its charter)

           DELAWARE                    7379                   13-3911740
(State or other jurisdiction    (Primary Standard           (I.R.S. Employer
     of incorporation or     Industrial Classification    Identification Number)
         organization)              Code Number)

          6060 RICHMOND AVENUE, HOUSTON, TEXAS 77057, (713) 975-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CHARLES W. SKAMSER
                             EBASEONE CORPORATION
                             6060 RICHMOND AVENUE
                     HOUSTON, TEXAS 77057, (713) 975-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                            THOMAS C. PRITCHARD OR
                                CAVAS S. PAVRI
                           BREWER & PRITCHARD, P.C.
                            1111 BAGBY, 24TH FLOOR
                             HOUSTON, TEXAS  77002
                             PHONE (713) 209-2911
                           FACSIMILE (713) 209-2921
                             _____________________
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             _____________________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF               AMOUNT       PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
     SECURITIES TO BE                  BEING         OFFERING PRICE         AGGREGATE        REGISTRATION
        REGISTERED                   REGISTERED       PER SHARE(1)      OFFERING PRICE(1)         FEE
---------------------------------------------------------------------------------------------------------
Common Stock to be Resold..........  4,556,609           $8.00             $36,452,872          $10,134(2)
---------------------------------------------------------------------------------------------------------
TOTAL..............................  4,556,609           $8.00             $36,452,872          $10,134(2)
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the closing price per share of $8.00 on November 19, 1999 as reported on the OTC Electronic Bulletin Board.

(2)   Previously paid.
_________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated January 13, 2000

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the common stock covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.

                                _______________

                             EBASEONE CORPORATION

                  RESALE OF 4,206,233 SHARES OF COMMON STOCK

     This prospectus relates to the resale of shares of our common stock by the stockholders listed on page 51, which is not being underwritten. We will not receive any proceeds from the sale of these shares.

     Our common stock trades on the OTC Electronic Bulletin Board under the symbol EBAS. On January 11, 2000, the last reported bid price of our common stock was $6.06.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ___________________________


            The date of this prospectus is ________________ , 2000

                               TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary........................................................     3
Risk Factors..............................................................     6
Use of Proceeds...........................................................    13
Price Range of Common Stock...............................................    13
Dividend Policy...........................................................    14
Selected Financial Data...................................................    15
Management Discussion and Analysis of Financial Condition and Results
  of Operations...........................................................    16
Business..................................................................    22
Management................................................................    33
Certain Relationships and Related Transactions............................    41
Principal Stockholders....................................................    43
Description of Capital Stock..............................................    45
Shares Available for Future Sale..........................................    49
Selling Stockholders......................................................    51
Plan of Distribution......................................................    54
Experts...................................................................    55
Legal Matters.............................................................    55
Where You Can Find More Information.......................................    55
Financial Statements......................................................   F-1

                              PROSPECTUS SUMMARY

     This summary highlights selected information contained in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements. Unless otherwise indicated, this prospectus assumes that no outstanding options or warrants are exercised.

                             EBASEONE CORPORATION

     We are an application service provider, or ASP. We offer a complete ASP solution including:

     .   state-of-the-art computer technology and facilities,

     .   system engineers,

     .   systems integration services,

     .   application experts,

     .   end-user training,

     .   best-practices consulting, and

     .   24 hour per day customer service.

     Our ASP solution is focused on hosting software applications which are accessible through the Internet or private leased lines. We currently support two ASP offerings, OneServ(SM) for the small and medium sized business market and CorServ(SM) for independent software vendors and other third party software providers.

     In today's fast paced and competitive business environment, we believe it is essential for small and medium sized businesses to utilize leading packaged software solutions and Internet-based technology to compete. However, we believe these solutions are often too expensive for many small and medium sized businesses, as the total cost of ownership typically includes:

     .   the up-front cost of hardware and software licenses,

     .   the initial cost of customization,

     .   installation and training, and

     . the ongoing costs of hardware and software maintenance combined with the ongoing costs of employing technical personnel.

     Through our OneServ(SM) offering, we provide an integrated and comprehensive solution of leading packaged software applications hosted in a high quality data center all for a flat monthly fee. Under our ASP model, we believe we enable small and medium-sized businesses to lower the overall total cost of high-end software application ownership without having to make a large up-front investment or maintain an expensive information technology staff.

     Through our CorServ(SM) offering, we provide state-of-the-art server technology, technical infrastructure and network connectivity for independent software vendors and systems integrators to host their applications and to allow their customers to access them via our high-speed fiber optics network. We believe our CorServ(SM) offering will allow independent software vendors and systems integrators to reach a larger market without incurring the expenses of developing and maintaining a state-of-the-art application delivery infrastructure.

     We began offering our ASP services in November 1999. Before November 1999, our revenue came from our software application reseller business provided by Prime Net, our subsidiary. For the fiscal year ended September 30, 1999, we had revenues of $653,809 and net losses of $2,248,185. The losses were primarily the result of our efforts to initiate our ASP services. As of November 1999, we had consolidated Prime Net's operations into our ongoing operations, and although we intend to continue to operate Prime Net's reseller business, our primary business operations will focus on our ASP services.

     We maintain a web site at www.ebaseone.com. Information contained on our web site does not constitute part of this prospectus. Our principal executive offices are located at 6060 Richmond, Houston, Texas 77057, and our telephone number is (713) 975-8700. All references to we, our, or us refer to ebaseOne Corporation, a Delaware corporation, and our subsidiaries.

     We have applied for federal registration of the marks OneServ(SM) and CorServ(SM), but we may not receive these marks. This prospectus also includes trademarks, service marks, and trade names of other companies.

                                 THE OFFERING

Common stock outstanding             37,905,571 shares.

Common stock to be offered by
our selling stockholders.........    4,206,233 shares, including 1,359,713
                                     shares underlying warrants.

Market for our common stock......    Our common stock currently trades on the
                                     OTC Bulletin Board under the symbol EBAS.
                                     The market for our common stock is highly volatile. We can provide no assurance that there will be a market in the future for our common stock.

                            SUMMARY FINANCIAL DATA

     The following table contains historical and operating data of ebaseOne for each of the three fiscal years ended September 30, which is derived from our consolidated audited financial statements. This data is in the thousands of dollars, except for per share amounts.

                                                   Year Ended September 30,
                                                -----------------------------
                                                  1999       1998      1997
                                                -------    -------    -------
STATEMENT OF OPERATIONS DATA:

Revenues..............................          $   654    $   684    $    65
Operating Expenses....................            2,855      1,139        281
Net Loss..............................           (2,248)      (472)      (225)
Loss Per Share - Basic and Diluted....            $(.08)     $(.03)     $(.02)
Weighted Average Shares Outstanding
 Basic and Diluted....................           26,967     15,660     12,608

                                                     As of September 30,
                                                -----------------------------
                                                  1999       1998      1997
                                                -------    -------    -------
BALANCE SHEET DATA:

Working Capital (Deficit)                          (458)        66        (15)
Total Assets..........................              701        371         97
Stockholders' Equity (Deficit)........             (524)       121         14

Revenues for the year ended September 30, 1999 were derived from our non-ASP services.

                                 RISK FACTORS

     Any investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

WE HAVE A LIMITED OPERATING HISTORY FOR YOU TO EVALUATE. YOU WILL HAVE TO MAKE YOUR INVESTMENT DECISION ON THIS LIMITED OPERATING HISTORY, WHICH MAY NOT BE REPRESENTATIVE OF OUR FUTURE OPERATIONS.

     We have a limited operating history for you to analyze or to aid you in making an informed judgement concerning the merits of an investment in our securities. To date, substantially all of our revenue generating activities have been derived from Prime Net's business. Although we have begun to implement our ASP business strategy, we have to date conducted no revenue generating operations in connection with our current ASP business strategy. Therefore, we can provide no assurance that we will be able to generate revenue from our proposed operations, or if we do generate revenue, that we will be profitable.

WE HAVE HAD LOSSES SINCE INCEPTION, WE EXPECT TO CONTINUE TO HAVE LOSSES AT LEAST UNTIL THE END OF FISCAL 2000, AND WE MAY NEVER BECOME PROFITABLE.

     All of our financial disclosures refer to our subsidiary, Prime Net. Since inception, we have experienced operating losses for each quarterly and annual period. For the year ended September 30, 1999, we had:

     .  revenues of $653,809;

     .  general and administrative expenses of $2,209,269; and

     .  net losses of $2,248,185.

     We anticipate increased expenses as we continue to expand and improve our infrastructure, invest in additional applications, expand our sales and marketing efforts, and pursue additional industry relationships. As an early-stage company, we do not have the operating experience to estimate what the extent of these expenditures will be at this time, but they will increase as we expand. As a result, we expect to incur operating losses for our fiscal year ending September 30, 2000 and beyond. We cannot assure you that we will ever achieve profitability or, if we ever achieve profitability, that it will be sustainable.

WE WILL NEED ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS STRATEGY PAST AUGUST 2000, AND DO NOT HAVE ANY COMMITMENTS FOR CAPITAL AT THIS TIME.

    If we are unable to obtain additional capital, we will not be able to fully execute our business strategy.

     We intend to invest heavily in marketing and promotion, technology and operating infrastructure, and to aggressively seek additional software providers. To execute our business strategy, we will require more capital than we currently have or have commitments to receive.

     In October and November 1999, we raised $9,445,921 through the sale of securities, of which $3 million will be funded on the effective date of this registration statement. This registration statement may never become effective, and if it does not we will adjust our expenditures to account for the lack of funding. Assuming that this registration statement becomes effective, we estimate that we have sufficient cash to fund operations until August 2000, although this period may be shortened by factors beyond our control.

     After August 2000, we will be required to seek additional capital to continue to fund our business operations. As we have no credit facilities currently available to us, we will need additional equity capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us, or at all. Our failure to obtain additional capital may result in our ceasing to conduct business, curtailing operations, or bringing cash flows into balance by some other method.

THE FINANCIAL INFORMATION IN THIS PROSPECTUS PRIMARILY DESCRIBES PRIME NET'S SOFTWARE RESELLER BUSINESS. SINCE WE HAVE CHANGED OUR BUSINESS FOCUS TO THE ASP INDUSTRY, THE HISTORICAL FINANCIAL INFORMATION WILL BE OF LIMITED VALUE TO YOU IN MAKING AN INVESTMENT DECISION.

     The financial information included in this prospectus describes the historical business of our subsidiary, Prime Net. Although we intend to continue the software reseller business, we have shifted our primary focus to the ASP business. As such, the financial information will not help you to analyze our ongoing ASP business.

OUR FINANCIAL STATEMENTS INCLUDE AN EXPLANATORY PARAGRAPH ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MEANS THAT WE WILL NEED ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

     The operating losses incurred since our inception raise substantial doubt about our ability to meet future expected expenditures necessary to fully develop our business strategy and to continue as a going concern. Our independent auditors have issued an explanatory paragraph in their opinion in connection with our financial statements for the year ended September 30, 1999, about the uncertainty concerning our ability to continue as a going concern. We will need to raise additional capital in the future to fund our own operations, and our failure to do so could result in our ceasing to do business.

WE ONLY HAVE A FEW ASP CUSTOMERS AND WE WILL NEED TO SIGN CONTRACTS WITH MANY ADDITIONAL CUSTOMERS IF WE INTEND TO BECOME PROFITABLE IN THE FUTURE.

     We began our ASP operations in November 1999, and as of January 11, 2000, we had signed a total of three contracts with customers to provide ASP services. As we have just begun to market our ASP services, we believe that we will increase our customer base in the future. However, the ASP market is extremely competitive and we may not be able to increase our customer base at a sufficient rate to fund operations.

YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, AND SHOULD NOT CONSIDER ANY PARTICULAR STATEMENT IN THIS PROSPECTUS OR ON OUR WEB SITE OR ANY PUBLISHED FINANCIAL PROJECTIONS WITHOUT CAREFULLY CONSIDERING THE RISKS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

     In two interviews in an Internet periodical, on October 20, 1999 and on December 1, 1999 and on the "Message from the CEO" section of our web site, our chief executive officer predicted our revenues would be $500,000 in 1999, $12 million in 2000, and $75 million in 2001, and predicted that we would have 200 customers by the end of 2000 and that we would be a $1 billion company in four years. These projections are based upon a number of estimates and assumptions and are inherently subject to significant uncertainties and contingencies, including the volume and size of customer orders, market penetration, and competition. These projections were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, or generally accepted accounting principles. No independent accountants have expressed an opinion or any other form of assurance on these projections. Projections are necessarily speculative in nature, and it can be expected that one or more of the estimates on which the projections were based will not materialize or will vary significantly from actual results, and these variances will likely increase over time. We also have a very limited operating history from which to derive financial projections. Therefore, actual results during the periods covered will vary from the financial projections, and the variations may be material and adverse. For these reasons, you should only consider these projections after carefully evaluating all of the information in this prospectus, including the risks described in this section and throughout this prospectus.

     We have received, and may continue to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We have not confirmed, endorsed, or adopted any statements that were not directly made by us and confirmed in this prospectus. To the extent any statements are inconsistent with, or conflict with, the information contained in this prospectus, or relate to information not contained in this prospectus, they are disclaimed by us. Accordingly, you should not rely on statements that were not made by us.

WE MAY NOT BE ABLE TO DELIVER OUR SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

     We will depend on other companies to supply key components of the telecommunications and computer equipment, telecommunication services, and software, which we will use to provide ASP services. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business. Moreover, a disruption in telecommunications capacity, which is provided by third parties, could prevent us from maintaining the standard of service that we commit to with our clients, which may cause us to credit clients' accounts, which would reduce our revenues.

     Although we have not experienced any significant hardware delivery or network failures, these failures have occurred in the technology industry. For example, some computer models have, at times, been placed on back-order due to component shortages or unanticipated demand in the marketplace. In addition, although we have not been affected by a network outage, major network outages have occurred in the past. Were such an outage to affect us, we may not be able to deliver an adequate level of service to our customers.

OUR ABILITY TO PROVIDE ASP SERVICES DEPENDS ON STRATEGIC RELATIONSHIPS WITH SOFTWARE VENDORS THAT WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN.

     Our ability to provide cost efficient and reliable ASP services to our clients is key to our business strategy. We will derive revenues from projects in which we customize, implement, or host software applications developed by a variety of software vendors. We are in the process of entering into software licensing agreements with these software vendors. All the agreements may be terminated upon a breach of the agreement. We cannot be sure that any of our agreements with software vendors will be renewed in the future. If any of these agreements are terminated, not renewed, or we cannot continue to use the software for any reason, we may have to discontinue services or delay their introduction unless we can find, license, and package comparable software. In addition, we can provide no assurance that if we were able to obtain similar software products, that the terms of the licensing agreement would be favorable, or that our clients would accept comparable software products as substitutes.

     Not only is our success dependent upon the continued popularity of the product offerings of our current vendors, it is also dependent on our ability to establish relationships with new vendors in the future. As new software applications are released, if we are unable to enter into agreements with these software vendors, we may be unable to compete in the ASP market.

WE HAVE A NEW MANAGEMENT TEAM AND WE DEPEND ON KEY PERSONNEL IN AN INDUSTRY THAT HAS A SHORTAGE OF QUALIFIED PERSONNEL.

     Our success is substantially dependent on the continued service and performance of our senior management and other key personnel. The majority of our senior management and technical staff joined ebaseOne in 1999, have not worked together previously, and are just being integrated as a management team. As a result, our senior and technical managers may not work effectively as a team. In addition, due to the competitive nature of our industry, we may not be able to retain all of our senior managers.

     Our performance also depends on our ability to retain and motivate other key employees. The loss of the services of any of our key management personnel could have a negative effect on our business. If we do lose any of these people, we will be required to hire new employees, which is time consuming and may not be possible due to the shortage of qualified personnel in our industry. In addition, we do not maintain life insurance policies for any key personnel. Our future success also depends on our ability to attract, hire, and retain other highly skilled personnel. Competition for personnel in our industry is intense, and we may not be able to successfully attract, assimilate, or retain qualified personnel.

WE FACE SECURITY RISKS IN CONNECTION WITH OUR ABILITY TO PROTECT OUR HARDWARE FROM DAMAGE, EITHER PHYSICALLY OR THROUGH COMPUTER VIRUSES, AND WITH OUR ABILITY TO PROTECT OUR CUSTOMERS' CONFIDENTIAL INFORMATION.

     Our success largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. All of our computer and communications hardware is currently located at a leased facility in Houston, Texas. Our hardware is vulnerable to:

     .  computer viruses;

     .  physical or electronic break-ins; and

     . physical vulnerability to damage or interruption from fire, flood, long-term power loss, and telecommunications failures.

     These events could lead to delays, loss of data, or interruptions in service which could subject us to liability and harm our reputation. We do not presently have a disaster recovery plan, and do not expect to formulate and complete a disaster recovery plan until the second quarter of our current fiscal year. We currently do not carry any business interruption insurance to compensate for losses that may occur.

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. We rely on technology to provide the security to secure the transmission of confidential information. However, we can provide no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used to protect customer data. If any compromise of our security were to occur, our reputation and business would suffer. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations or the operations of our customers. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches.

OUR FAILURE TO MEET CLIENT EXPECTATIONS OR DELIVER ERROR-FREE SERVICES COULD RESULT IN LOSSES AND SUBSTANTIAL LIABILITY.

     The application hosting services we provide our clients are critical to their businesses. Any defects or errors in our services or any failure to meet clients' expectations could result in:

     .   delayed or lost revenues due to adverse client reaction;

     .  requirements to provide additional services to a client at no charge;

     . limited credits of monthly application hosting fees for failure to meet service level obligations; and

     . claims for substantial damages against us, regardless of our responsibility for such failure, which may not be limited by the contractual terms of our engagement.

     In addition, we currently do not have any business liability insurance to compensate for any losses or claims that may arise from our business operations.

THE EXPANSION OF OUR BUSINESS HAS PLACED, AND CONTINUES TO PLACE, A SIGNIFICANT STRAIN ON OUR MANAGEMENT, OPERATING INFRASTRUCTURE AND RESOURCES AND COULD SERIOUSLY HARM US.

     We expect to expand our operations, and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion may place a significant strain on our resources. We expect to hire new employees including a number of key managerial, technical, and operations personnel. We also expect to expand our network of data centers and increase infrastructure. Finally, we will need to improve existing and implement new operational and financial systems, procedures, and controls.

WE ARE DEPENDING ON THE GROWTH IN DEMAND FOR APPLICATION HOSTING SERVICES, A NEW AND EVOLVING INDUSTRY. IF THE MARKET DOES NOT GROW AS QUICKLY AS WE ESTIMATE, OUR REVENUES MAY SUFFER.

     Our ability to increase revenues and achieve profitability depends on the growth in demand for and the acceptance of application hosting services by small and medium-sized businesses. The market for these services has only begun to develop and is evolving rapidly. We believe that many potential clients are not currently aware of the advantages of outsourcing information technology services. However, it is possible that these solutions may never achieve market acceptance. If the market for our services does not grow, or grows less rapidly than we currently anticipate, our revenues will suffer.

WE ARE A NEW ENTRANT IN A HIGHLY COMPETITIVE MARKET AND ANY FAILURE TO COMPETE IN THIS MARKET SUCCESSFULLY WILL LIMIT OUR ABILITY TO RETAIN OR INCREASE OUR MARKET SHARE.

     The market for application hosting services is new, rapidly evolving, and highly competitive, and we expect this trend to continue and intensify in the future. Any failure to enhance our competitive position, both regionally and nationally, will limit our ability to increase our market share. Most of our competitors are substantially larger than us, serve larger markets, and have much greater financial and personnel resources. Furthermore, many of our competitors have well established and experienced marketing and sales capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. To increase our competitive position, we must enhance and improve the responsiveness, functionality, and features of our services.

OUR ASP CONTRACTS REQUIRE US TO MEET SPECIFIED PERFORMANCE LEVELS. SINCE WE ARE AN EARLY-STAGE COMPANY WITHOUT SIGNIFICANT OPERATING EXPERIENCE, WE MAY MISJUDGE THE LEVEL OF PERFORMANCE THAT WE ARE ABLE TO PROVIDE.

     We derive the majority of our revenues from contracts where we provide services and support to clients with the expectation of a specified measured level and quality of service. If we misjudge the time or the constraints in which we provide services or are unable to maintain the agreed upon performance levels, we may have to credit a portion of our application hosting fees to our clients, which may cause us to incur losses in connection with that client. Since we are an early-stage company, we may not have the operating experience to determine if we can consistently achieve the service levels we agree on with our customers.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY WE MAY LOSE A VALUABLE ASSET OR COMPETITIVE ADVANTAGE OR INCUR COSTLY LITIGATION TO PROTECT OUR RIGHTS.

     If third parties infringe or misappropriate our intellectual property or our proprietary information, our business could be seriously harmed. We can give no assurance that the steps we have taken to protect our proprietary interests will be adequate or that third parties will not infringe or misappropriate our proprietary interests. Any infringement claims asserted against us could subject us to significant liability for damages and could result in invalidation of our proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend.

OUR BUSINESS IS DEPENDENT ON THE MAINTENANCE AND DEVELOPMENT OF THE INTERNET INFRASTRUCTURE, WHICH WE DO NOT CONTROL.

     Our success will depend, in large part, upon the maintenance of the Internet infrastructure, as a reliable network backbone with the necessary speed, data capacity, and security. To the extent that the Internet continues to experience increased numbers of users and increased requirements of users, we can provide no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and these outages and delays could hinder our ability to provide services.

WE HAVE RESERVED A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK FOR ISSUANCE UPON THE EXERCISE OF WARRANTS AND OPTIONS. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

     We have reserved a large number of shares to be issued on the exercise of options and warrants. The majority of the options and warrants have exercise prices that are below our current market price. The issuance of these shares will dilute our common stock and may hurt our stock price. As of January 11, 2000, we have reserved 25,142,895 shares of common stock for issuance on the exercise of outstanding warrants, options issued outside of our stock option plan. The warrants and options have exercise prices ranging from $0.125 to $5.18 per share and expire between November 2000 and August 2006. In addition, as of January 11, 2000, we have reserved 5,000,000 shares of common stock for issuance under our stock option plan of which we have issued options to purchase 631,300 shares at exercise prices ranging from $0.25 to $2.75 per share, which expire between April 2009 and November 2009.

     In addition to the above warrants, as part of our November 1999 financing in which we raised $9 million, we issued to each investor a two-year adjustable warrant that vests and becomes exercisable after February 15, 2000 if our common stock is trading below $5.31 per share. The purchase price is $.001 per share and the number of shares underlying the adjustable warrants is based on the market price of our common stock, and cannot be determined at this time. We may cancel the adjustable warrants for any future vesting if our stock price is at least $8.64 per share for 20 consecutive trading days following the effective date of this registration statement. We have included 21,825 shares underlying the adjustable warrants in this registration statement. This amount is our good faith estimate of the number of shares that we believe will need to be issued under the adjustable warrants at this time. We can provide no assurance that more shares will need to be issued, and if we are required to issue additional shares we will be required to file an additional registration statement for those shares, a process which is costly and time consuming. In addition, since we may need to issue an indeterminate number of shares, this adjustable warrant may have a substantial dilutive effect on our common stock.

SEVENTY-FIVE PERCENT OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET AS EARLY AS MAY 2000. THE SALE OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     As of January 11, 2000, we have 37,905,571 shares of common stock issued and outstanding. In May 2000, substantially all of our shares of common stock will be freely tradeable subject to Rule 144, however, 15,741,958 of these shares are subject to a lock-up agreement expiring in November 2000, after which they will become freely tradeable subject to Rule 144. As the restrictions on resale end and these shares are sold into the market, the price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

OUR STOCK PRICE, LIKE MANY OTHER TECHNOLOGY RELATED COMPANIES, HAS EXPERIENCED EXTREME VOLATILITY.

     The market for our securities is highly volatile. The closing price of our common stock has fluctuated between $0.39 and $17.50 per share since June 11, 1999, the date our common stock began trading on the OTC Bulletin Board as ebaseOne Corporation under the symbol EBAS. The stock markets have in general, and technology companies in particular, experienced extreme stock price volatility. The stock markets may continue to experience volatility that may adversely affect the market price and trading volume of our common stock. Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to their financial performance. It is likely that the price of our common stock will continue to fluctuate widely in the future.

ANY RETURN ON YOUR INVESTMENT IN OUR COMMON STOCK WILL DEPEND ON YOUR ABILITY TO SELL OUR COMMON STOCK AT A PROFIT AND WILL LIKELY NOT BE FROM THE RECEIPT OF DIVIDENDS.

     Some investors favor companies that pay dividends. We have never declared or paid any dividends. In addition, we do not anticipate that we will declare dividends in the near future. Instead, we will retain any earnings for use in our business. As a result, your return on an investment in our stock will likely depend on your ability to sell our stock at a profit.

WE COULD BE DE-LISTED FROM THE OTC ELECTRONIC BULLETIN BOARD, WHICH MAY LOWER THE PRICE OF OUR COMMON STOCK AND DECREASE THE VOLUME IN OUR COMMON STOCK.

     We could be de-listed from the OTC Electronic Bulletin Board if we do not become a company that files reports with the SEC by February 24, 2000. On January 4, 1999, the SEC approved amendments to the National Association of Securities Dealer's Rules 6530 and 6540 to limit quotations on the OTC Electronic Bulletin Board to the securities of companies that report their current financial information to the SEC. The rules allow for a phase-in period for compliance with the new rules, and according to the phase-in period we have until February 24, 2000 to comply. To comply we will have to file a registration statement with the SEC and have the SEC declare the registration statement to be effective before our February 24, 2000 deadline. This prospectus is part of the registration statement that has been filed with the SEC. If the SEC does not declare our registration statement effective before our February 24, 2000 deadline, our common stock will no longer trade on the OTC Electronic Bulletin Board, and will begin trading on the "pink sheets." Typically, stocks that trade on the pink sheets have limited liquidity. As such, your ability to sell our common stock could be severely limited, if any market for our common stock remains at all.

PENNY STOCK REGULATIONS MAY DECREASE YOUR ABILITY TO SELL OUR COMMON STOCK BY REDUCING THE AMOUNT OF TRADING VOLUME THAT OCCURS IN OUR COMMON STOCK.

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, before a transaction in a penny stock not exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our common stock may be subject to the penny stock rules, and investors purchasing shares under this prospectus may find it difficult to sell their shares in the future, if at all.

WE MAY NOT BE ABLE TO USE OUR NET OPERATING LOSS CARRYFORWARDS.

     As of September 30, 1999, we had $2,708,000 in net operating loss carryforwards. Although these losses do not begin to expire until 2009, we may be greatly limited in our use of these carryforwards due to IRS regulations that limit the use of carryforwards after a change of control. We have not done an analysis of the possible use of any carryforwards, or to determine if we have already experienced a change of control, but you should assume that any use will be greatly limited.

        A NOTE ABOUT THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition, or state other forward-looking information. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include:

     .  the success or failure of our efforts to execute our business strategy;

     .  our ability to raise sufficient capital to meet operating requirements;

     .  the uncertainty of demand for our ASP services;

     .  our ability to protect our intellectual property rights;

     .  our ability to compete with major established companies;

     .  our ability to attract and retain quality employees; and

     .  other risks which may be described in future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions that could affect those statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock offered under this prospectus. We will receive the proceeds from the exercise of the warrants discussed in this prospectus. We intend to utilize any proceeds for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

     Since June 21, 1999, our common stock has traded on the OTC Electronic Bulletin Board under the symbol EBAS. Before that time, our stock traded under the symbol NRSK. The market for our common stock is highly volatile. As of November 12, 1999, there were approximately 306 holders of record of our common stock. On January 11, 2000, the closing price of our common stock was $6.062 per share.

     The following table provides the range of high and low bid information of our common stock for the last two fiscal years as reflected by the OTC Electronic Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.


FISCAL 1999                     HIGH                  LOW
-----------                     ----                  ---

       1st Quarter            $ 0.125              $ 0.125

       2nd Quarter            $  0.50              $ 0.125

       3rd Quarter            $1.1875              $0.5313

       4th Quarter            $3.9688              $  0.39

FISCAL 1998                     HIGH                  LOW
-----------                     ----                  ---

       1st Quarter            $  4.00              $  2.00

       2nd Quarter            $  3.25              $  2.25

       3rd Quarter            $  4.00              $  1.00

       4th Quarter            $0.4375              $  0.25

                                DIVIDEND POLICY

      We have not declared or paid cash dividends on our common stock to date. Our current policy is to retain earnings, if any, to provide funds for operating and expansion of our business. Such policy will be reviewed by our board of directors from time to time in light of our earnings and financial position.

                            SELECTED FINANCIAL DATA

    The following table sets forth historical consolidated financial and operating data of ebaseOne for each of the three fiscal years ended September 30, 1999, which was derived from our consolidated audited financial statements, and for each of the two fiscal years ended September 30, 1996, which was derived from unaudited financial statements of ebaseOne. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for such years. This data should be read in conjunction with ebaseOne's consolidated financial statements, including the notes that are part of the consolidated financial statement, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included in this prospectus. These historical results are not necessarily indicative of results to be expected for any future period.

                                              Years Ended September 30
                                      ---------------------------------------
                                        1999    1998      1997    1996   1995
                                      -------  -------  -------  ------  ----
                                      (In thousands, except per share amounts)

STATEMENT OF OPERATIONS DATA:

Revenues............................  $   654  $   684  $    65  $  133  $146
Cost of Goods Sold - Products.......      357      221       18       0     0
Compensation - Professional Services      288      218       10      38    39
General and Administrative
 Expenses...........................    2,209      700      253      91    99
Net Income (Loss)...................   (2,248)    (472)    (225)      4   (16)
Loss Per Share-Basic and Diluted....  $  (.08) $  (.03) $  (.02)
Weighted Average Shares
 Outstanding C Basic and Diluted ...   26,967   15,660   12,608   1,039   701

BALANCE SHEET DATA:

Working Capital (Deficit)...........  $  (458) $    66  $   (15) $  103  $  4
Total Assets........................      701      371       97     189    81
Stockholders' Equity (Deficit)......     (524)     121       14     121    28

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We are an ASP, offering an integrated solution that provides clients the ability to use leading business software applications through an international high-speed network connected to the Internet. Since June 1999, we have devoted substantially all of our efforts to:

     .    developing our network infrastructure;

     .    recruiting and training personnel;

     . establishing strategic business partnerships with application software providers; and

     .    raising capital.

     As of September 30, 1999, we had not begun to provide ASP services. We began providing ASP services in November 1999 and as of January 11, 2000 had entered into three contracts to provide ASP services. We have incurred a cumulative net loss since inception and expect to incur additional losses in the current fiscal year and beyond, due primarily to additional early-stage costs related to implementation of our services and the continued expansion and enhancement of our network. As of September 30, 1999, we had an accumulated deficit of approximately $2,886,383. The operating losses incurred since our inception raise substantial doubt about our ability to meet future expected expenditures necessary to fully develop our business strategy and to continue as a going concern. Our independent auditors have issued an explanatory paragraph in their opinion in our financial statements for the year ended September 30, 1999 about the uncertainty concerning our ability to continue as a going concern. Our plan to address this uncertainty is discussed in the "Plan of operations for fiscal year 2000" section below.

     We currently have two non-operating subsidiaries: Synoptech Solutions Group, Inc., a Nevada corporation and Prime Net Corporation, a Texas corporation. In May 1999, we acquired substantially all of the outstanding capital stock of Synoptech Solutions. In August 1998, Synoptech Solutions acquired substantially all of the outstanding capital stock of Prime Net.

     Prime Net specialized in providing computer-based solutions for small and medium-sized businesses as a software application reseller. As Synoptech Solutions has no business operations, we acquired it to obtain many of Prime Net's sales and technical personnel, which we believed would aid us in establishing our ASP services. In November 1999, we completed the consolidation of Prime Net's business operations into ebaseOne. Although we have continued Prime Net's former business operations, we do not intend the operations to be a material portion of our ongoing operations. As we only began conducting our ASP operations in November 1999, Prime Net's former business operations have accounted for substantially all of our revenues. We intend to merge Synoptech Solutions and Prime Net into ebaseOne in the future since they conduct no substantial operations.

     We currently have no exposure to foreign currency exchange rate fluctuations, since we have no foreign operations. If we initiate future foreign operations, we will seek to minimize our exposure to foreign currency exchange rate fluctuations by requesting that our customers purchase our products in United States dollars or by entering into transactions to attempt to hedge some of the risks of foreign currency exchange rate fluctuations.

SIGNIFICANT ACCOUNTING POLICIES

     Revenue. We expect that future revenue will be generated primarily from the delivery of our ASP services, and to a lesser extent from our operations related to Prime Net's former operations. ASP services consist of providing or hosting software and other related services through our data center for a flat monthly fee over the term of the underlying contract. We do not sell software licenses. Revenue from our ASP services will be recognized on the straight-line method beginning with the first month in which we begin providing the services required under the contract. Revenues for the year ended September 30, 1999, 1998, and 1997 consisted of training and installation services relating primarily to software product sold during those years and sales of packaged software. Packaged software sales during the years ended September 30, 1999, 1998, and 1997 consisted, almost exclusively of sales of two products: Tivoli IT Director and SalesLogix. Tivoli IT Director is a software package that we have almost always installed without customization. The SalesLogix package does not requires customization to be functional, but is generally customized to meet a customer's requirements. To date, the extent of customization we have done for our customers has not been complex. Historically, we have not had to develop complex interfaces with our customers information systems to install either of these products. At the years ended September 30, 1999, 1998, and 1997, we had no customer projects open that involved both the selling of software licenses and the installation of customer services.

     We believe our revenue recognition policy for our ASP services complies with Statement of Position 97-2, entitled Software Revenue Recognition. Additionally, we believe these two products represent off the shelf software for purposes of recognizing revenue from software sales as defined Statement of Position 97-2, entitled Software Revenue Recognition. Accordingly, revenue from the sale of packaged software is recognized upon delivery. Training and software installation services are recognized as the services are provided.

     Capitalization of Costs and Expenses of ASP Services. We will incur up-front costs related to the delivery of our ASP services. The costs to operate our network and data centers will be recognized as period costs. Costs related to the acquisition of hardware will be capitalized and depreciated over the estimated useful life of the hardware. Costs related to the acquisition of software licenses, as well as the costs related to the customization and implementation of the software will be capitalized and amortized over either:
(a) the shorter of the useful life of the license or the term of the license agreement, or (b) the term of the individual client contract, depending on the nature of the software license agreement. Amortization will be based on current and future revenue from each product, but will not be less than that computed on a straight-line basis over the remaining useful life. Direct costs related to the integration of software applications for a client on our network will be capitalized and amortized over the related contract period.

     Concentration of Credit Risk. Financial instruments which potentially expose us to concentrations of credit risk consist primarily of accounts receivable. We do not believe a significant credit risk exists at September 30, 1999. We maintain deposits in banks which exceed, at times, the federal deposit insurance available. We periodically assess the financial condition of the institutions and believe that any possible deposit loss is minimal.

RESULTS OF OPERATIONS

     The results of operations for the years ended September 1997, 1998, and 1999 are based on the former business operations of Prime Net, and do not reflect our new ASP business operations. In view of the rapidly changing nature of our business, our recent entrance into the ASP market, and our limited operating history, we believe that period to period comparisons of our revenue and operating results are not necessarily meaningful and should not be relied upon as indications of our future performance.

YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1998

     Revenues. For the year ended September 30, 1999, revenues on products sold increased to $448,523 from $362,008 during the year ended September 30, 1998. The increase of 24% was attributable to an increase in our sales force and our marketing campaign. For the year ended September 30, 1999, revenues from services decreased to $205,286 from $322,011 during the year ended September 30, 1998. The decrease of 36% was attributable to repositioning our business to focus on the ASP market.

     Cost of Sales. For the year ended September 30, 1999, cost of goods sold on our product sales increased to $357,171 from $220,686 during the year ended September 30, 1998. The increase of 62% was primarily attributable to an increase in sales. The increase in cost of sales reduced our gross profit percentage for products sold to 20% for the year ended September 30, 1999 from 39% for the year ended September 30, 1998. We believe this decrease was due to an increase in direct selling expenses and lower margins received on product sales. For the year ended September 30, 1999, the amount of our professional services associated with our service revenues increased to $288,260 from $217,823 during the year ended September 30, 1998. The increase of 32% was primarily attributable to an increase in our sales force.

     General and Administrative Expenses. For the year ended September 30, 1999, general administrative expenses increased to $2,209,269 from $700,192 during the year ended September 30, 1998, an increase of $1,509,077 or 216%. The primary portions of the increase are discussed below:

     . A $521,776 increase in salaries, or 197%. The increase is attributable to an increase in employees from 11 to 25 during the period. In addition, $145,407 of the increase is attributable to non-cash compensation expense.

     . A $208,586 increase in legal and accounting fees, or 1452%. The increase is attributable to our filing of this registration statement, auditing three years of financial activity, and an increase in our general business activity.

     . A $231,807 increase in consulting fees, or 100%. The increase is attributable to developing our ASP business model, writing our business plan, negotiating contracts with business partners, raising capital, and developing contracts for customers.

     . A $84,150 increase in advertising, or 331%, and a $82,000 increase in recruiting, or 100%. These increases are based on the recent development of our ASP business.

     Net Loss. For the year ended September 30, 1999, our net loss increased to $2,248,185 from $471,844 during the year ended September 30, 1998. The increase of 376% was attributable to the increase in general and administrative expenses and the increase in the cost of sales discussed above.

     Our operating activities used net cash of $1,181,208 in fiscal 1999 and $432,051 in fiscal 1998. Net cash used by operating activities in fiscal 1999 and fiscal 1998 was primarily attributable to net operating losses for both years, offset in fiscal 1999 by issuing our securities for services rendered, and increasing our accounts payable and accrued liabilities.

     Our investing activities used net cash of $224,126 in fiscal 1999 and $57,438 in fiscal 1998. Our investing activities consisted primarily of purchases of furniture and equipment.

     Our financing activities provided cash of $1,561,496 in fiscal 1999 and $611,442 in fiscal 1998. In fiscal 1999, financing activities consisted primarily of the sale of common stock, the issuance of common stock in connection with our reorganization, and advances on notes payable, which was partially offset by the repayment of notes payable. In fiscal 1998, financing activities consisted primarily of the exercise of warrants, the issuance of common stock in connection with our predecessor's reorganization, and advances on notes payable, which was partially offset by the repayment of notes payable.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1997

     Revenues. For the year ended September 30, 1998, revenues on products sold increased to $362,008 from $14,948 during the year ended September 30, 1997.
The increase of 2322% was attributable to an increase in contracts related to our software reseller business. For the year ended September 30, 1998, revenues from services increased to $322,011 from $49,989 during the year ended September 30, 1997. The increase of 544% was attributable to an increase in contracts.

     Cost of Sales. For the year ended September 30, 1998, cost of goods sold on our product sales increased to $220,686 from $18,153 during the year ended September 30, 1997. The increase of 1116% was primarily attributable to an increase in contracts related to our software reseller business. Our gross profit percentage for products sold was 39% for the year ended September 30, 1998 versus a negative gross profit of 21% for the year ended September 30, 1997. We believe this increase was due to the increase in sales which allowed us to realize economies of scale. For the year ended September 30, 1998, the amount of our professional services associated with our service revenues increased to $217,823 from $10,050 during the year ended September 30, 1997. The increase of 2067% was attributable to an increase in our sales force.

     General and Administrative Expenses. For the year ended September 30, 1998, general administrative expenses increased to $700,192 from $253,216 during the year ended September 30, 1997. The increase of 177% was attributable to the hiring of increased personnel to service the increased business for the period.

     Net Loss. For the year ended September 30, 1998, our net loss increased to $471,844 from $224,652 during the year ended September 30, 1997. The increase of 110% was primarily attributable to the increase in general and administrative expenses, which was not offset by increased revenues for the period.

PLAN OF OPERATIONS FOR FISCAL YEAR 2000

     As of September 30, 1999, we had cash and cash equivalents in the amount of $308,444. In October and November 1999, we sold 475,169 shares of common stock or common stock equivalents for aggregate gross proceeds of $445,921. In addition, in November 1999 we sold 2,083,333 shares of common stock for $9 million to a few investors. Of this $9 million investment, we received $6 million on November 15, 1999, and we are to receive $3 million on the effective date of this registration statement. We intend to use the above proceeds to further our business plan. Specifically, our business plan requires:

     .    hiring additional executive, marketing, and technical personnel;

     .    launching an extensive marketing campaign;

     . building our global command center to provide customer support, application management, and network monitoring; and

     . other general corporate expenditures incurred in implementing our business plan.

At this time, it is difficult to estimate how we will allocate our funds. The allocation will be based on a variety of business factors that we can not predict with certainty at this time, including the rate we obtain new customers and the rate we hire new employees. At this time, we also cannot predict with certainty what our monthly operating expenditure will be. Keeping these factors in mind, assuming that this registration statement becomes effective, we estimate that the proceeds from the sale of securities in October and November 1999, will provide sufficient liquidity until August 2000, although this period may be shortened by factors beyond our control. These factors could include increased competition and higher costs associated with hiring necessary personnel. After August 2000, we will be required to seek additional capital to continue to fund our business operations.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1999, we had negative working capital of $458,000 and had negative cash flows from operations of approximately $1,181,000. We anticipate incurring losses from operations during the next fiscal year. As a result, we do not expect to receive cash flow from operations during the next fiscal year. At the present time we cannot estimate when, or if, our operations will generate positive cash flows from operations. Assuming this registration statement becomes effective, and we receive the $3 million portion of the above financing, we should have sufficient funds to last until August 2000. We do not have any significant credit facilities available with financial institutions or other third parties and until we can generate cash flow from operations, we will be dependent upon external sources of best-efforts financing.

     After August 2000, we will likely be dependent upon best efforts equity and debt financing, of which we have no firm commitments or arrangements, and on the exercise of outstanding warrants. We can provide no assurance that we will be successful in any future financing effort to obtain the necessary working capital to support our operations. If we are unable to obtain necessary financing from external sources before August 2000, we may need to curtail operations, sell assets, or bring cash flows in balance by some other method. Therefore, on a short-term basis, or during calendar year 2000, we will require additional funding after August 2000. Since we do not expect to generate positive cash flows from operations, this funding will need to be external funding. On a long-term basis, or after calendar year 2000, we will also require additional external financing.

     In the $9 million financing, we issued warrants to purchase 833,332 shares of common stock at an exercise price of $5.18 per share. Of these warrants, we are able to redeem warrants to purchase 624,998 shares if the closing price of our common stock is at least $10.36 per share for 20 consecutive trading days. If we choose to redeem the warrants, the warrant holders have the ability to exercise the warrants before redemption. We intend to redeem the warrants in full, as soon as we are able to, and if the warrant holders decide to exercise the warrants we will receive $3,237,490.

     As of September 30, 1999, we had long-term notes payable consisting of:

     . various notes payable totaling $292,107 to financial institutions due through October 2004 in monthly installments ranging from $239 to $1,147 at interest rates ranging from 7.95% to 21.03%;

     . a note payable of $23,107 to a stockholder due in October 2002 in monthly installments of $723 at an interest rate of 9.5%; and

     . a note payable of $99,000 to an individual with principal and interest due in October 2000 at an interest rate of 10%, which has been repaid.

Of the above notes payable, an aggregate of approximately $54,567 is due during fiscal 2000. In addition, during fiscal 2000 we have capital lease commitments on equipment totaling $29,982 and lease commitments on office space of $150,305. As of September 30, 1999, we also had $110,000 of past due short-term debt. While we believe our current cash position will be sufficient to fund our obligations through August 2000, such period may be shortened based upon factors outside of our control.

                              IMPACT OF YEAR 2000

     Even though the date is now past January 1, 2000, and we have not experienced any immediate adverse impact from the transition to the year 2000, we cannot provide any assurance that our suppliers and customers have not been affected in a manner that is not yet apparent. In addition, some computer programs which were date sensitive to the year 2000 may not have been programmed to process the year 2000 as a leap year, and any negative consequential effects remain unknown. As a result, we will continue to monitor our year 2000 compliance and the year 2000 compliance of our suppliers and customers.

     The year 2000 posed issues for business and consumer computing, particularly the functionality of software for two-digit storage of dates and special meanings for dates such as 9/9/99. The problem exists for many kinds of software, including software for mainframes, PCs, and embedded systems.

     In assessing the effect of the Year 2000 problem, we determined that there existed three general areas that needed to be evaluated:

     .    Software applications hosted for customers;

     .    Internal infrastructure; and

     .    Supplier/third-party relationships.

     A discussion of the various activities related to assessment and actions resulting from those evaluations is below.

     SOFTWARE APPLICATIONS HOSTED FOR CUSTOMERS.

     We did not host any software applications or any hardware that were not declared to be year 2000 compliant by their manufacturers. If, however, the computer systems that view or utilize our hosted applications are not year 2000 compliant the application may not function properly. As such, the variability of definitions of

"compliance" with the year 2000 and of different combinations of software, firmware, and hardware may lead to lawsuits. The outcomes of any lawsuits and the impact on us are not estimable at this time.

     INTERNAL INFRASTRUCTURE.

     Since the inception of our ASP business, we have required that all internal technology be year 2000 compliant before we purchase the item. The costs related to these efforts were not material to our business.

     SUPPLIERS/THIRD-PARTY RELATIONSHIPS.

     We rely on outside vendors for water, electrical, and telecommunications services as well as climate control, and other infrastructure services. We did independently evaluate the year 2000 compliance of the systems utilized to supply these services. We have not received any assurance of compliance from the providers of these services. Any failure of these third-parties to resolve year 2000 problems with their systems could have a material adverse effect on our business.

     CONTINGENCY PLANS.

     Based on the above actions, we have not developed a formal contingency plan to be implemented as part of our efforts to identify and correct year 2000 problems affecting our internal systems. However, if we believe it is necessary, we may take the following actions:

     .    Short to medium-term use of backup equipment and software;

     .    Increased work hours for our personnel; and

     .    Other similar approaches.

     If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business. Based on the actions taken to date, and the lack of any problems to date, we are reasonably certain that we have identified and resolved all year 2000 problems that could hurt our business.

                                   BUSINESS

OVERVIEW OF OUR BUSINESS

     ebaseOne is an application service provider, or ASP, concentrating on the market for small and medium-sized businesses. We provide an integrated and comprehensive solution of leading packaged software applications hosted in a high quality data center with 24-hour monitoring and customer service for a flat monthly fee. Under our ASP model, we believe we enable small and medium-sized businesses to lower the overall cost of high-end software application ownership and afford a state-of-the-art information technology infrastructure with leading packaged software solutions without having to make a large up-front investment or maintain an expensive information technology staff. Our solution includes:

     .    hosting software applications in a state-of-the-art data center;

     .    software application installation and customization;

     .    end-user training and best practices consulting;

     .    software and hardware upgrades;

     .    worldwide access to a state-of-the-art fiber optics network;

     .    leading edge security and 24-hour operation; and

     .    application monitoring and customer service.

     Our initial data center, called the enterprise application center or EAC, co-located with Level 3 Communications, LLP, became operational in September 1999. Construction of our command center, which will monitor the EAC and house customer service support personnel is expected to be completed by April 2000.

BUSINESS STRATEGY

     Our business strategy is based on our belief that many of the leading software packages remain too complex and too costly to be effective solutions for small to medium-sized companies. While many software providers offer products that are targeted for such markets, implementation of these packages generally still requires technologically skilled personnel and frequently takes a long period of time. In addition, we believe the infrastructure required to support these packages is also beyond the capabilities of many small to medium-sized businesses. Faced with these costs and time frames, we believe many companies have decided to forgo the capabilities of leading software packages in favor of less functional products. We believe that a lower cost, more easily implemented approach would allow these businesses to capitalize on the functionality of leading software packages and better position these businesses against larger competitors. We are initially concentrating on the high-end of the small to medium-sized business market, or companies with $100 million to $500 million in revenues or with 100 to 1000 employees. Over time, we intend to migrate into the lower tier of the large business market and divisions of very large corporations, or companies with $500 million to $1 billion in revenues or with 1000 to 4000 employees.

     We estimate that as much as 80% of the total cost of ownership of a packaged software application is the cost associated with human capital. We believe that recruiting, training, managing, and retaining the technical human resources necessary to effectively manage these applications has become a real problem. We believe the shortage in technical professionals has resulted in the inability of small and medium-sized businesses to compete with larger corporations for personnel.

     As part of our customer service, our OneServ(SM) solution includes a service level agreement, which we believe initially will be one of the most comprehensive and flexible service level agreements in the ASP market.

We believe these agreements are important to the customer because they carry assurances of our ability to perform. Credits are issued to the customer if their application is unavailable for a period of time, or if application response time rises above a predetermined level for too long. We have capped the total number of credits that may be given in any particular period to a customer. Our agreements also guarantee a process for escalating trouble reports, reaching an executive officer within 48 hours for critical problems.

     We provide software applications and services for a flat monthly fee, generally without customers having to pay any amount in advance. In addition to hosting applications, we provide installation, application tailoring, training, customer support, maintenance, upgrades, and consulting. Our applications will initially include sales force automation, customer relationship management, electronic commerce, financial management, and human resources, although as of the date of this prospectus we had not entered into agreements with providers for all of these applications. Our goal is for these applications to be supplemented by relationships with software publishers offering applications for other markets not competing with our core software offerings. We believe these relationships will provide us with added differentiation within the ASP market.

     Our pricing model enables customers to pay a flat monthly fee under a minimum 24 month contract to access and run packaged applications over the Internet or through secure, high-speed, fiber-optics based, private leased lines. We do not require customers to purchase or maintain any data or application hardware or pay for installation, basic customization, or basic training up- front.

     To maintain our pricing model of only charging customers a flat monthly fee, we are developing subscription-based agreements with the software providers required to support our model. Under the subscription model, we pay the software providers a monthly fee for the use of their software as opposed to a one-time up-front fee plus up-grades. To achieve the same effect with hardware vendors, we have initiated leases under which we can pay for hardware from our cash flow.

     We consider pricing to be a key competitive advantage in the ASP marketplace. We believe our price not only represents savings in actual costs, but also relieves the corporation of:

     .    installing all the hardware and software;

     . recruiting, training, and managing the associated information technology personnel; and

     . upgrading all the hardware and software as vendors release new versions.

OUR ONESERV(SM) SOLUTIONS

     In an ASP, the server-side of the actual software application resides at the ASP, not on the customer's network or desktop computers. We license the software from the software company and host the application on our own servers. Customers rent the services from us on a per-user, per-month basis, without the up-front hardware costs. We are able to share costs among many customers, which we believe allows for a much lower cost structure than traditional solutions.

     OneServ is our premier ASP-based solution, consisting of a comprehensive and integrated suite of software for small and medium-sized businesses. The following list contains the applications that are or will be included in OneServ(SM), and their current development status:

     . Sales force automation -- We use SalesLogix software for this application. The application is currently commercially available for use.

     . Document distribution -- We use Marimba software for this application. The application is currently commercially available for use.

     . Customer relationship management -- We use SalesLogix software for this application. The application is currently commercially available for use.

     . Financial management -- We are currently in negotiations with a software manufacturer for this application.

     . Human resource management -- We are still choosing a software manufacturer for this application.

     . E-commerce -- We use Microsoft's software for this application. The application is currently commercially available for use.

     In addition to hosting these applications, under our OneServ(SM) service we will:

     . consult with the customer and configure the application to best meet their individual needs;

     . implement the application and prepare the application for peak performance;

     .    train the client on how to best use the application; and

     .    provide ongoing help desk support to the customer.

We are currently able to provide all of the above services.

     We plan to license each of the individual applications in OneServ(SM) from top name software vendors and then, over time, integrate them into a single source solution delivered through an Internet portal.

     We believe that an opportunity exists in the small and medium-sized business market to offer best practices training. This goes beyond traditional training on the software itself and addresses the business processes that can be implemented to make the customer successful. We plan to initially offer training based upon the use of SalesLogix. We will offer training internally and will also contract with certified third party organizations. As we integrate additional packaged software applications for customer relationship management, accounting, and electronic business, we will also create and offer additional best practices training.

     We began offering our OneServ(SM) service in November 1999, and do not have any contracts for these services at this time.

OUR CORSERV(SM) SOLUTION

     Through our CorServ(SM) offering, independent software vendors and system integrators will be able to host their applications and allow their customers to access them through our network. We believe this will end the need of independent software vendors or system integrators to build the technological infrastructure required. CorServ(SM) will be a basic infrastructure service. The following list contains the services that are or will be included in CorServ(SM), and their current development status:

     . We will provide the physical facility. This service is commercially available.

     . We provide network connections. This service is commercially available.

     . We provide servers, operating systems, and database software. This service is commercially available.

     . We provide security measures, such as firewall and virus scanning. This service is commercially available.

     . We provide security measures, such as intrusion detection and 24 hour monitoring. This service is currently in the planning and testing stage, and we expect this service to become commercially available in April 2000.

     . We provide administration and management. This service is commercially available.

     .    We provide backup.  This service is commercially available.

     . We provide disaster recovery. This service is currently in the planning stage, and we expect this service to become commercially available in April 2000.

     . We provide other standard data services such as physical site security, off site tape storage, software distribution, and automated inventory. These services are commercially available.

     We believe CorServ(SM) will allow independent software vendors or system integrators to deliver applications to their customers in a secure, reliable, managed host environment. We will take care of the infrastructure, so that our clients can concentrate on delivering products that meet the needs of their customers. We will allow them to deliver a hosted alternative for software delivery and subscription-based licensing, while still allowing them to focus on their core competencies. We believe our CorServ(SM) service will provide an easy way for them to essentially become an ASP and reach smaller businesses which, taken together, should represent a large new market for their products.

     We began providing our CorServ(SM) service in November 1999, and as of, January 11, 2000, we had signed three contracts to provide our CorServ(SM) services.

PRIME NET'S FORMER OPERATIONS

     In November 1999, we consolidated the operations of our subsidiary Prime Net into ebaseOne. Although we do not anticipate that these operations will consist of a material portion of our ongoing revenues, we do intend to continue Prime Net's former operations. Prime Net specialized in middle-market business technology solutions for mid-size companies. Its market is businesses that have outgrown their low-end systems, but do not have the ability to implement newer systems due to their long implementation periods and the businesses lack of qualified information technology personnel. Prime Net provided project planning and management, application design and prototyping, data conversion, documentation, support and maintenance, and training. During the previous fiscal year, Prime Net serviced approximately 25 to 30 customers, of which one customer, International Exhibition, Inc. accounted for over 10% of its revenues. Many of these customers require one time service and we can provide no assurance that we will continue to provide services to any of these customers.

TECHNOLOGY ALLIANCES

     The foundation of our technology strategy is to form strategic alliances with the leading technology infrastructure hardware and software providers in the industry. Through the utilization and integration of the technology from these alliances, it is our goal to continually provide the most advanced packaged software solutions running on the most sophisticated server technology, network infrastructure, network and application management and monitoring systems, and security technology available on the market.

     Our strategic alliances are described below.

     Level 3 Communications. Level 3 is a leading communications and information services company that is building and reselling bandwidth on the first international fiber optics network optimized for Internet Protocol technology. In addition, Level 3 has built approximately 47 state-of-the-art co-location data centers around the world to house the telecommunications and other computing equipment for their alliances. Level 3's co-locations provide:
(a) carrier grade data center facilities with raised flooring, (b) sophisticated computer grade climate control, (c) overhead cable ladders, (d) 24-hour security, including building wide closed circuit TV, (e) battery backup for short-term brown-outs, and (f) diesel powered generators for long-term power failures. We have arranged an alliance with Level 3 to co-locate our initial enterprise application center in Level 3's Houston, Texas facility, expand to other Level 3 facilities, and brand and resell their international telecommunications bandwidth as an integral part of our solutions.

     Based upon our relationship with Level 3, we have access to Internet and private leased line bandwidth through a direct connection to the SONET ring that surrounds Houston, and connections to additional smaller rings, as well as long-haul connections to an international network. Since the bandwidth required for Internet access is small compared to that required to access applications, we believe we can reduce the cost of standard Internet access for our customers. Our current agreement with Level 3 expires in three years with the option to renew, although we have a verbal commitment to extend the agreement for an additional seven years. To date, we have not entered into a definitive agreement to extend the term.

     Cisco Systems. Cisco is a worldwide leader in networking for the Internet. We are forming an alliance with Cisco to join the Cisco Hosted Application Initiative partnership program or CHAI through the execution of a memorandum of understanding. To date, we have not entered into a definitive agreement with Cisco. The CHAI brings together: (a) packaged software application vendors that have applications suitable for hosting, (b) ASPs to host the applications, (c) Cisco powered network service providers to install and support Cisco-based network infrastructures, and (d) customers that can benefit from hosted solutions. In addition, it includes co-marketing activities such as lead sharing, joint advertising, co-sponsored seminars highlighting customer success stories, trade shows, and conferences. This alliance will provide us with access to Cisco's hosted application development lab, providing integration and benchmarking services that we believe will help the performance of hosted applications running on Cisco-based Internet infrastructures. Our EAC utilizes a Cisco powered network built specifically to deliver high-end packaged software solutions.

     Marimba. Marimba is a leading provider of Internet-based software management solutions. We have formed a strategic relationship with Marimba to use their technology, referred to as Castanet, to support key aspects of our ASP offering, including software distribution, application usage monitoring, remote desktop management, and an ebaseOne desktop portal. Castanet will enable us to have an ebaseOne presence on our customer's desktop and install and manage applications on a customer's desktop over the Internet. We believe it will reduce the requirement for software engineers at the customer's site, and reduce the overall cost to our users.

     Marimba has agreed to provide ebaseOne with their software to distribute, manage, and maintain all the software applications and related data that we intend to offer our clients. Our agreement with Marimba expires in September 2002, but may be renewed year-to-year for up to an additional two years.

     In addition, Marimba recently chose us to be the first ASP to host their new Internet DocService technology. DocService delivers virtually any type of document simply and easily over the Internet or private leased lines, including simple text files as well as complex web based documents that include links and sub-documents aggregated as a single logical document. Current document delivery mechanisms, such as e-mail, web servers, document management solutions, or hard copy, each have advantages in specific situations, but we believe they typically lack DocService's ability to automate the entire delivery and update process. With DocService, if a document publisher makes a change, that change can immediately be reflected back through the enterprise, ensuring that everyone is always working from the latest document version.

     Sun Microsystems. Sun is a leading provider of industrial-strength hardware, software, and services that power the Internet. We have formed an alliance with Sun to utilize Sun server technology as our Unix platform, participate as an executive member of the ServiceProvider.Com partnership program, and ultimately participate in the SunTone certification program. ServiceProvider.Com is a complete package of products and services as well as business practices tailored to the needs of providers such as ebaseOne. The program focuses on three primary objectives: (a) revenue generation, (b) operating efficiency, and (c) quality of service. SunTone certification is provided as a way to meet the quality of service objectives in the ServiceProvider.Com program. The SunTone program is one of the industry's first collaborative efforts to define and audit service provider infrastructure, operational practices, hardware, software, and ultimately, overall service delivery, to ensure guaranteed levels of performance, security, availability, and uptime. Our relationship with Sun will include cooperative marketing activities and access to their worldwide business partners.

     Microsoft. Microsoft is the worldwide leader in software for personal and business computing. In November 1999, we agreed with Microsoft to participate in the rollout of their ASP commercial licensing program. Under this agreement, we can host Microsoft Back Office products such as: (a) Microsoft SQL Server, (b) Microsoft Exchange, (c) Microsoft Site Server, (d) Microsoft Terminal Server, and (e) Windows NT Server, as a part of our CorServ(SM) and OneServ(SM) commercial hosting solutions which enables us to pay Microsoft based on the number of users on a per month basis as opposed to paying license fees up front. Our agreement with Microsoft expires in June 2001, but may be extended for up to two additional years if we have an outstanding agreement with any of our customers at the expiration date.

     Phonoscope. Phonoscope Communications, Ltd. is a wholly owned subsidiary of Phonoscope, Ltd., a 46 year old Houston business with one of the city's largest privately owned and operated fiber optic networks. We believe our alliance with Phonoscope enables us to immediately offer Houston customers a variety of choices of connections to our EAC.

     The initial term of our agreement with Phonoscope is three years, and is renewable on a year-to-year to basis. We will not be the exclusive reseller of Phonoscope's fiber optic network. However, Phonoscope has agreed that it will not offer fiber optic network access at a price lower than the price that we pay for access. In addition, we have agreed to undertake a joint marketing program relating to all telecommunications services we have agreed to offer.

     SalesLogix. SalesLogix is a leading provider of front office and e-commerce software for mid-market companies. We have formed an alliance with SalesLogix to include their full range of sales force automation and customer relationship management solutions in our OneServ(SM) solution. Under the terms of the agreement, we will pay SalesLogix a monthly fee based upon the number of OneServ(SM) users utilizing their products. This subscription based pricing enables us to pay SalesLogix from the monthly revenues that we receive from our customers under our ASP pricing model as opposed to paying them license fees up-front. The agreement expires in October 2002, unless extended by mutual agreement on a year-to-year basis.

     PaperChaser.com. PaperChaser.com is an emerging leader in providing complete litigation support solutions. At the foundation of PaperChaser's offering is a electronic document management system. PaperChaser has a flexible client/server architecture, easy-to-use document capture and coding technology, powerful database management and full text search and retrieval.

     We have entered into a preliminary CorServ(SM) agreement to host iPaperChaser.com's electronic litigation document management portal. iPaperChaser.com will enable legal professionals to store their electronic case documents in a secure and centralized location, and then access and manage these documents from their desktops and laptops through the Internet or private leased lines. Under the terms of the agreement, PaperChaser.com will pay us a flat monthly fee for each customer site and additional monthly fees for each additional user.

SALES AND MARKETING

     Our market

     The initial target market for our OneServ(SM) service is small to medium-sized businesses located within the United States. We consider this market to include companies that have less than $500 million in annual revenues and not enough resources to build and maintain complex applications internally. Therefore, we believe these companies will benefit from the packaged software solutions we intend to offer. We have designed our sales and marketing strategy to specifically address our target market.
     The market for our CorServ(SM) service is independent software providers and system integrators. Our market is based on the need of these independent software vendors and system integrators to have access to a quality network for distribution of their products, but not having the resources to create and maintain such a network.

     Our marketing strategy

     In connection with our OneServ(SM) services, we intend to support a direct field sales organization, including both account executives and field sales engineers. As of January 11, 2000, we have four account executives, and we intend to hire regional sales managers and additional account executives to support the major metropolitan areas in the United States during the current calendar year, although we can provide no assurance that we will have the funding to do so. In addition, we plan to maintain one field sales engineer for every three account executives. Further, we intend to support the channel through our hotline support group and plan to build and maintain a team of technical experts that will be available to assist our sales partners as required.



     We are aware of potential conflicts with some software publishers that will not be as willing to give up the up-front commission revenue in exchange for a subscription-based commission model. We will attempt to educate these publishers on the benefits of this model. We believe our ASP solution provides software companies with a new channel to sell their products. As such, we believe we will not be a competitive product line to software companies, but instead we will offer a new opportunity to sell to corporations that would not be able to purchase systems under the software companies existing pricing model. We believe we will allow companies in the packaged software industry to continue to write software and sell products to large corporations, while providing a sales channel to reach small to medium-sized business.

     In connection with our CorServ(SM) services, we intend to market our services directly to independent software vendors and system integrators through the use of direct mail, tele-marketing, and face-to-face contact with our sales representatives. In November 1999, we hired a vice president to oversee the marketing of our CorServ(SM) services. In January 2000, we hired CorServ(SM) business development personnel covering the northcentral region of the United States out of a Chicago, Illinois office, the southwest region of the United States out a Dallas, Texas office. We plan to hire additional CorServ(SM) personnel to cover additional major metropolitan areas of the United States during the current calendar year.

FACILITIES

     Our headquarters are located in Houston, Texas at a leased facility that is approximately 8,900 square feet. Our lease expires in April 2002. We believe our lease rates to be competitive in the market. At the present time, we consider this space to be adequate to meet our needs.

     Our initial EAC, which is co-located with Level 3 Communications is currently operational. The Level 3 Communications facility is located in Houston, Texas, and is approximately 50,000 square feet. We lease floor space from Level 3 Communications under an agreement expiring August 2002, with a right for ebaseOne to extend until 2009. We believe our lease rates to be competitive in the market. The EAC houses all of the servers and communications equipment required to support our clients.

     We are in the process of completing our state-of-the-art command center in Houston, Texas, which we expect to be approximately 18,000 square feet, and which we expect to be complete by April, 2000. We have entered into lease agreement, which begins in March 2000 and ending February 2010 for use of the command center. Our command center will include leading-edge application management and monitoring software and equipment along with state-of-the-art backup technology. We will staff the center and provide application monitoring and hotline support 24 hours per day, 365 days per year.

TECHNOLOGY

     Our network will utilize Internet Protocol or IP technology end-to-end. IP technology is a digital communications protocol, as opposed to a traditional analog protocol. We believe that in the future the communications industry will primarily utilize digital technology. As such, we believe that our initial use of this technology will better position us for future growth. Our CorServ(SM) and OneServ(SM) services include a selection of low-cost Internet access services at varying capacity levels. We believe the use of an IP network will make it possible to move information at a much lower cost.

     Our network is designed to be continuously ungradable. The network can evolve as technology changes and customer demand for capacity increases. We believe our IP-based network will enable business customers to benefit from the lower cost and service offerings made possible by IP technology.

     Customers will access our services through one of three methods:

     .    Dial-in Service;

     .    Private Lines; or

     .    the Internet.

     Dial-in Service

     Our dial-in service will allow end users to access a high-quality network. We will provide this service through a dial-in service provider that has simplified the local Internet dialing network by securing local numbers, deploying modems in major metropolitan areas, and staffing a full-time operations center to manage the network and hardware. The service offers the customer the ability to give their users dial-in connectivity to their private network. By dialing a local number provided by us, users will send their data traffic over this dial-in connection to modems housed in the dial-in service provider's facility, where it is then forwarded to the Level 3 Communication's network and to our facility where the customer's servers are housed. If needed, we can also send the users' traffic to the customer's site through a dedicated connection.

     The dial-in service is sold on a per user basis for a flat monthly fee.
The monthly charge includes local dial-in numbers, complete network coverage for a specific region, modems to collect the incoming traffic, and managed routers.

     Private Lines

     We can link a customer directly to our EAC to access applications through a variety of private access methods. Each access method carries different prices and different advantages and disadvantages for specific situations. The choice of access method will depend on the customer's physical locations, the demands of the particular application being hosted, and the customer's preference.

     Internet

     In addition to the connection to our EAC, we can also provide a secure high-speed Internet connection through Level 3's network. To ensure reliability in the case of a Level 3 network outage, this connection will be backed up by redundant connections supplied by other carriers.

     We offer encrypted services through the Internet, thus creating a data stream between the customer and our EAC that is essentially private even though the Internet is a public network. Since the data stream is encrypted with keys that are unique to the specific customer, others with access to the Internet cannot read the data. Response time is still subject to the overall response time of the Internet. For those customers that are not satisfied with this level of security or performance, we have our private line options described above.

COMPETITION

     The ASP market is extremely competitive. The tremendous growth and potential size of the ASP market has attracted many start-ups as well as extensions of existing business from different industries. Current and prospective competitors include:

     . new pure-play ASPs or ASPs that focus solely on providing ASP services;

     .    systems integrators;

     .    national, regional and local Internet service providers;

     .    hardware and software suppliers; and

     .    telecommunications companies.

     Pure-Play ASPs

     A new breed of pure-play ASPs has emerged to capitalize on the ASP market. We consider ebaseOne to be a pure-play ASP because we focus primarily on providing ASP services. Unlike ebaseOne, many of the companies in this market are focused specifically on the high-end of the ASP market. However, if the ASP market grows, we expect this segment of our competition to grow rapidly, and many of these pure-play ASP's may target the same market as we have, namely, small to medium-sized businesses.

     System Integrators

     National, regional, and local commercial systems integrators who bundle their services with software and hardware providers and perform a management outsourcing role are moving into the ASP market. These companies provide professional consulting services and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer ASP services as well.

     Internet Service Providers

     Internet service providers with a significant national presence are also entering the ASP marketplace. These companies could prove to be formidable competition with significant market presence, brand recognition, established technical resources, and financial stability.

     Hardware and Software Companies

     Traditional hardware and software companies are entering the ASP market and are establishing strategic ASP partnerships in an attempt to hold market share.

     Telecommunication Companies

     Many of the major telecommunication companies, offer Internet access services. To address the Internet connectivity requirements of customers of long distance and local carriers, we believe that there is a move toward horizontal integration through joint ventures with Internet service providers. We expect that we will experience increased competition from the traditional telecommunications carriers.

     At this time, we do not believe there is a dominant or a small number of dominant companies in our market. However, our competitors are well financed and will be able to devote more resources to sales, marketing, and technology than we will. In addition, our competitors have better name recognition and have received more publicity than ebaseOne. We can provide no assurance that we will be able to compete in this market.

INTELLECTUAL PROPERTIES

     We regard intellectual property rights as essential to our success, and rely extensively on trademark rights, trade secret protection and confidentiality agreements, between our alliances, employees, and others, to protect our proprietary interests. As such, we require all our employees to sign non-disclosure and confidentiality agreements. We have applied for federal registration of the marks OneServ(SM) and CorServ(SM), but we can provide no assurance that we will receive these marks.

     If third parties infringe or misappropriate our intellectual property or our proprietary information, our business could be seriously harmed. We can give no assurance that the steps we have taken to protect our proprietary interests will be adequate or that third parties will not infringe or misappropriate our proprietary interests. Moreover, we can give no assurance that other parties will not assert infringement claims against us. We plan to protect our proprietary rights through confidentiality agreements with employees, consultants, advisors, and others. We can give no assurance that:

     . these agreements will provide adequate protection for our proprietary rights;

     . our employees, consultants, advisors, or others will maintain the confidentiality of our proprietary information; or

     . our proprietary information will not become known, or be independently developed by competitors.

     Furthermore, any infringement claims asserted against us could subject us to significant liability for damages and could result in invalidation of our proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend. They also could require us to enter into costly royalty or licensing agreements.

LEGAL PROCEEDINGS

     In November 1998, Prime Net was named as a defendant in a lawsuit filed by Keith Jordan in the District Court of Harris County, Texas, 295TH Judicial District. The petition was amended in September 1999 to include ebaseOne and John Frazier Overstolz. The plaintiff alleged breach of contract, breach of implied duties of good faith and fair dealing, breach of fiduciary duties, fraud, conversion, and negligent misrepresentation in connection with denying him ownership of 769,761 shares of ebaseOne common stock and an additional 19,175 shares of common stock allegedly owed him, along with an alleged failure to issue plaintiff a warrant to purchase 649,227 shares of common stock for nominal value. Plaintiff is seeking a cash payment equal to 1,438,163 shares of common stock times the highest market value of the common stock, $19.75 per share in intra-day trading in November 1999. Discovery is currently being conducted by the parties and the parties have agreed to mediation. We intend to vigorously defend this claim.

     We are aware that a wrongful termination lawsuit has been threatened by a former employee. We believe such claim is wholly without merit and intend to vigorously defend this claim if litigation is actually initiated.

     In December 1999, we were named as defendant in a lawsuit filed by Brewer Capital Group, LLC in the District Court of Harris County, Texas, 334TH Judicial District. The plaintiff alleged breach of contract and tortious interference with business. Plaintiff claims are in connection with a contract between ebaseOne and Brewer Capital regarding capital formation. Plaintiff claims it is owed commissions of $356,000 and warrants based on financing opportunities it arranged. We believe the claim is wholly without merit and intend to vigorously defend this claim.

EMPLOYEES

     As of January 11, 2000, we employed 37 persons, on a full-time basis, including management, sales, and office employees. No employees are covered by a collective bargaining agreement. Management considers relations with its employees to be satisfactory.

INSURANCE

     We believe we have sufficient general liability insurance covering over headquarters located at 6060 Richmond, Houston, Texas 77057. We do not currently have any business interruption or business liability insurance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth our directors and officers and their ages and positions:


NAME                           AGE          POSITION
----                          ----          --------
John Frazier Overstolz         38           Chairman of the Board

Charles W. Skamser             42           Director, President, Chief Executive Officer, Chief
                                            Financial Officer, and Treasurer

Michael A. Sooley              50           Senior Vice President of Worldwide Business
                                            Development and Secretary

Scott Feuless                  39           Chief Technology Officer

Michael M. Rotolo              60           Director

   John Frazier Overstolz is the founder of ebaseOne and has served as chairman of the board since August 1999 and chief executive officer from May 1999 until August 1999. Mr. Overstolz previously was the founder and served as chief executive officer of Prime Net Corporation from 1990 until August 1999, and as chief executive officer of Synoptech Solutions Group, Inc. from August 1998 until August 1999. Mr. Overstolz has been an entrepreneur and business owner for over 18 years involved in both start-up and emerging companies. Over the length of his career, Mr. Overstolz has been involved with both the technology and investment banking industry, personally handling many acquisitions and growth-financing projects either as a consultant, principal, or financier. As a long-time small business advocate, he is a recipient of the District Director's Award in 1992 by the U.S. Small Business Administration, author, and former legislative advisor on small business issues. He has extensive experience in technology and enterprise resource planning systems.

   Charles W. Skamser has served as director, president and chief executive officer since August 1999 after serving as the chief operating officer from May 1999 to August 1999. Since January 2000, Mr. Skamser has served as chief financial officer, treasurer, and principal accounting officer. Previously, Mr. Skamser was the founder and managing partner of New Enterprise Solutions, a consulting firm specializing in strategic business development, marketing and venture capital funding for high-tech start- up and high growth companies. From February 1997 through March 1998, Mr. Skamser was president and chief operating officer of Applied Voice Recognition, Inc., a Houston based public voice recognition technology company. From January 1991 through October of 1996, Mr. Skamser was a co-founder and vice president of worldwide business development for Dynasty Technologies, Inc., a Chicago based software development tools company. Mr. Skamser currently sits on the board of directors of PaperChaser.com, Inc., a Houston based electronic document management technology and services company. Mr. Skamser received his B.A. in political science and economics from Macalaster College in St. Paul, Minnesota.

   Michael A. Sooley has been the senior vice president of worldwide business development and secretary since December 1999, and served as chief technology officer from May 1999 until December 1999. Since November 1998, Mr. Sooley has been a technology consultant. From October 1997 until October 1998, Mr. Sooley served as executive vice president and chief operating officer of BrightStar Information Technology Group, Inc. From October 1992 until September 1997, Mr. Sooley served as director of information systems for Vinson & Elkins, LLP in Houston, Texas. Mr. Sooley earned his B.S. in engineering from Trinity College, Hartford, Connecticut and his M.S. in management science from Rensselaer Polytechnic Institute, Hartford Graduate Center, Hartford, Connecticut.

   Scott Feuless has served as chief technology officer since December 1999, and served as senior vice president of technology operations from August 1999 until December 1999, after serving as vice president of technology operations from May 1999 until August 1999 and director of professional services from March 1999 to May 1999. From December 1997 until March 1999, Mr. Feuless worked at Co-Counsel, as a director of information systems. From August 1992 until October 1997, Mr. Feuless worked at CDI Engineering Group as a director of information systems. From June 1991 until August 1992, Mr. Feuless served as manager of advanced computer technology for the M.W. Kellogg Company. Mr. Feuless served on technical advisory boards for Borland and Ashton Tate from 1991 to 1992 and holds a B.S. in mechanical engineering from Rice University.

   Michael M. Rotolo has served as a director of ebaseOne since May 1999 and as a director of two predecessor companies since October 1996. Mr. Rotolo has extensive international and domestic operating and administrative corporate experience. From April 1988 to December 1995, Mr. Rotolo was an officer with Chiquita Brands International serving as vice president for government affairs shortly after the U.S. Treasury Department initiated sanctions against Panama where he was charged with the responsibility of insuring regulatory compliance in Chiquita's largest production division, and before that, Mr. Rotolo assumed responsibility for Chiquita's Panama and Philippine operations. Before joining Chiquita Brands, Mr. Rotolo's served as corporate vice president responsible for Dole's beverage and related operations, as well as sugar, edible oils and real estate. Mr. Rotolo worked at Dole for nearly twenty years in Latin America, Asia, and the U.S. Mr. Rotolo has an M.B.A. from Loyola University and a B.S. from the University of Southwestern Louisiana.

   All directors will hold office until our next annual meeting. All our executive officers are chosen by the board of directors and serve at the board's discretion. There are no family relationships among the officers and directors. Directors are not paid compensation for attending meetings, other than reimbursements for expenses incurred in attendance. At this time, we do not have an audit, compensation, or nominating committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid or accrued for the fiscal year ended September 30, 1999, for the benefit of our named executive officers. As we were not subject to the SEC reporting requirements before fiscal 1999, only information for fiscal 1999 has been included.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long Term Compensation
                                                                            ------------------------------------
                                     Annual Compensation                                 Awards
                            ----------------------------------------        ------------------------------------
                                                                                                  Securities
                                                                              Restricted          Underlying
Name and                                                                         Stock             Options/           All Other
Principal Positions             Year       Salary ($)     Bonus ($)            Award ($)         Warrants (#)     Compensation ($)
---------------------       ------------   -----------   -----------        ---------------   ------------------  ----------------
Charles Skamser...........      1999         $37,000         --                      --           10,108,000             --
President, Chief Executive
Officer, and Director

John Frazier Overstolz....      1999         $93,375         --                      --            7,140,000             --
Chairman of the Board and
Former Chief Executive
Officer

Kyran O'Dwyer............       1999              --         --                 $31,659                3,000             --
Former Chief Executive
Officer

     Mr. O'Dwyer's restricted stock award consists of 30,700 shares of common stock issued in April 1999 for services rendered. The value is based on the market price on the date of grant of $1.03125 per share. The shares of common stock issued to Mr. O'Dwyer were fully vested on issuance. At September 30, 1999, the value of the shares was $69,075 based on the market price on that date of $2.25 per share.

     The table above does not include perquisites and other personal benefits in amounts of less than 10% of the total annual salary and bonus of the named executive officer. The table includes information for each individual that served as our chief executive officer during fiscal 1999. Mr. Skamser has served as our chief executive officer since August 1999. Before that, Mr. Overstolz served as our chief executive officer from May 1999 until August 1999. Before that, Mr. O'Dwyer served as our chief executive officer from October 1998 until May 1999.

EMPLOYMENT AND CONSULTING AGREEMENTS

   In August 1999, as amended in October 1999, we entered into an employment agreement with Mr. Skamser, ending December 31, 2002, which provides for a monthly base salary of $12,500 until December 31, 1999, and a monthly base salary of $15,000 until December 31, 2002. The employment agreement provides for a bonus determined by the board of directors of up to $125,000, payable before January 31, 2000. The bonus is based on ebaseOne meeting the following objectives: (a) raise working capital necessary to begin implementation of the business strategy; (b) build an enterprise center in Houston, Texas; (c) secure agreements to host packaged software applications under a subscription agreement or like agreement with one or more vendors for sales force automation, financial management, customer relationship management, human resource management and electronic business; (d) hire the necessary personnel to execute the business strategy; and (e) secure initial customers.

   The employment agreement provides for a bonus of up to $180,000, payable based on objectives achieved before December 31, 2000. The objectives are to be determined by the board of directors before January 31, 2000.

If the board of directors is unable to agree on the objectives, Mr. Skamser shall receive the bonus if we have net revenues of $12 million for the 12 months ended December 31, 2000.

    The employment agreement grants Mr. Skamser warrants to purchase 10,000,000 shares of our common stock as follows:

    . one warrant to purchase 4,000,000 shares of common stock at an exercise price of $0.38 per share, vesting monthly over a period of 24 months, expiring August 2004, provided Mr. Skamser's continued employment with ebaseOne,

    . one warrant to purchase 2,000,000 shares of common stock at an exercise price of $1.00 per share, vesting monthly over a period of 24 months, expiring August 2004, provided Mr. Skamser's continued employment with ebaseOne, and

    . four warrants each to purchase 1,000,000 shares of common stock at an exercise prices of $1.50 per share, $2.00 per share, $2.50 per share, and $3.00 per share, all of which expire August 2006, and all of which vested on the date ebaseOne's common stock exceeded $5.00 per share for at least 30 consecutive trading days, which occurred on December 17, 1999.

    In addition, all of the warrants vest upon a "change of control" of ebaseOne. A change of control includes the following transactions or situations:

    . A sale, transfer, or other disposition by ebaseOne through a single transaction or a series of transactions of securities representing 50% or more of the combined voting power of ebaseOne's then outstanding securities to any unrelated person or persons acting in concert with one another.

    . A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of ebaseOne to an unrelated person or persons acting in concert with one another.

    . A change in the ownership of ebaseOne through a single transaction or a series of transactions so that any unrelated person or persons acting in concert with one another become the beneficial owner, directly or indirectly, of securities representing at least 50% of the combined voting power of ebaseOne's then outstanding securities.

    . Any consolidation or merger of ebaseOne with or into an unrelated person, unless immediately after the consolidation or merger the holders of the common stock of ebaseOne immediately before the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation's then outstanding securities.

    . During any period of two years, individuals who, at the beginning of such period, constituted the board of directors of ebaseOne cease, to constitute at least a majority, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    . A change in control of ebaseOne of a nature that would be required to be reported by the SEC's proxy rules, regardless of whether ebaseOne is subject to the rules.

    The employment agreement may be terminated by either party. If Mr. Skamser terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Skamser's death or disability, Mr. Skamser is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Skamser's employment agreement is terminated for any other reason, Mr. Skamser is entitled to the greater of:



    . his remaining base salary at the then base salary rate for the remainder of the employment term, or

    . the base salary rate for a period of six months, and unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro-rata portion of any bonus for the current year.

    In August 1999, as amended in October 1999, we entered into an employment agreement with John Frazier Overstolz, ending December 31, 2002, which provides:
(a) for a monthly base salary of $11,500 until December 31, 1999, (b) a monthly base salary of $12,500 until December 31, 2000, and (c) a monthly base salary of $18,750 until December 31, 2002. The employment agreement provides for a bonus determined by the board of directors of up to $28,000, payable before January 31, 2000. The bonus is based on ebaseOne meeting the following objectives: (a) raise working capital necessary to begin implementation of the business strategy; (b) build an enterprise center in Houston, Texas; (c) secure agreements to host packaged software applications under a subscription agreement or like agreement with one or more vendors for sales force automation, financial management, customer relationship management, human resource management and electronic business; (d) hire the necessary personnel to execute the business strategy; and (e) secure initial customers.

    The employment agreement provides for a bonus of up to $75,000, payable based on objectives achieved before December 31, 2000. The objectives are to be determined by the board of directors before January 31, 2000. If the board of directors is unable to agree on the objectives, Mr. Overstolz shall receive the bonus if ebaseOne has net revenues of $12 million for the 12 months ended December 31, 2000.

    The employment agreement grants Mr. Overstolz warrants to purchase 1,000,000 shares of our common stock at an exercise price of $2.125 per share, expiring in October 2004, which vest monthly over a period of 24 months, provided Mr. Overstolz continued employment with ebaseOne. The warrants will vest immediately upon a change of control of ebaseOne. Please see the description of Mr. Skamser's employment agreement above for a discussion of what constitutes a change of control.

    The employment agreement may be terminated by either party. If Mr. Overstolz terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Overstolz's death or disability, Mr. Overstolz is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Overstolz's employment agreement is terminated for any other reason, Mr. Overstolz is entitled to the greater of:

    . his remaining base salary at the then base salary rate for the remainder of the employment term, or

    . the base salary rate for a period of six months, and all unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro-rata portion of any bonus for the current year.

    In May 1999, we entered into a consulting agreement with Michael A. Sooley, which provided for a monthly base salary of $5,000, and a monthly warrant to purchase 9,000 shares of common stock at an exercise price of $0.22 per share. This consulting agreement was canceled and replaced by our November 1999 employment agreement with Mr. Sooley ending December 31, 2002 and provides for a monthly base salary of $11,250 until December 31, 2000. The employment agreement provides for a performance bonus up to 75% of his base salary, determined by the board of directors. The employment agreement grants Mr. Sooley warrants to purchase 1,000,000 shares of our common stock as follows:

    . one warrant to purchase 250,000 shares of common stock at an exercise price of $2.37 per share, vesting monthly over a period of 24 months, expiring in November 2004, provided Mr. Sooley's continued employment with ebaseOne; and

    . three warrants each to purchase 250,000 shares of common stock at exercise prices of $2.50 per share, $2.75 per share, and $3.00 per share, all of which expire in November 2004, and all of which vest upon the earlier of the following to occur:



    . the date on which the last sales price of ebaseOne's common stock exceeds $10.00 per share for at least 30 consecutive trading days commencing on January 1, 2000,

    . if ebaseOne obtains net revenues of $12,000,000 for the 12 months ending December 31, 2000, as determined by its independent auditors, or

    . if ebaseOne obtains net revenues of $50,000,000 for the 12 months ending December 31, 2001, as determined by its independent auditors.

The warrants will vest immediately upon a change of control of ebaseOne. Please see the description of Mr. Skamser's employment agreement above for a discussion of what constitutes a change of control.

    The employment agreement may be terminated by either party. If Mr. Sooley terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Sooley's death or disability, Mr. Sooley is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Sooley's employment agreement is terminated for any other reason, Mr. Sooley is entitled to the greater of:

    . his remaining base salary at the then base salary rate for the remainder of the employment term, or

    . the base salary rate for a period of six months, and unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro rata portion of any bonus for the current year.

    In November 1999, we entered into an employment agreement with Scott Feuless ending December 31, 2002, which provides for a monthly base salary of $9,584 until December 31, 2000. After December 31, 2000, Mr. Feuless' base salary will be increased at the discretion of the board of directors. The employment agreement provides for a bonus determined by the board of directors. The employment agreement grants Mr. Feuless warrants to purchase 750,000 shares of our common stock as follows:

    . one warrant to purchase 187,500 shares of common stock at an exercise price of $2.37 per share, vesting monthly over a period of 24 months, expiring in November 2004, provided Mr. Feuless' continued employment with ebaseOne; and

    . three warrants each to purchase 187,500 shares of common stock at exercise prices of $2.50 per share, $2.75 per share, and $3.00 per share, all of which expire in November 2004, and all of which vest identically as Mr. Sooley's set of three warrants described above.

The warrants will vest immediately upon a change of control of ebaseOne. Please see the description of Mr. Skamser's employment agreement above for a discussion of what constitutes a change of control.

    The employment agreement may be terminated by either party. If Mr. Feuless terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Feuless' death or disability, Mr. Feuless is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Feuless' employment agreement is terminated for any other reason, Mr. Feuless is entitled to the greater of:

    . his remaining base salary at the then base salary rate for the remainder of the employment term, or

    . the base salary rate for a period of six months, and unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro rata portion of any bonus for the current year.

    None of our other executive officers or directors have employment or consulting agreements.



STOCK OPTIONS AND WARRANTS

    In May 1999, our board of directors approved and our stockholders adopted, the 1999 incentive stock option plan. The stock option plan allows:

    .  stock option grants;

    .  stock appreciation rights or SARs;

    .  restricted stock awards; and

    .  performance stock awards.

    Our board has reserved 5,000,000 shares of common stock for issuance under the stock option plan.

    Options. The stock option plan provides for grants of incentive stock options to our employees, including officers and employee directors and non-statutory stock options to our consultants, including non-employee directors. The purposes of our stock option plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants, and to promote the success of our business. Our board of directors administers our stock option plan and determines the recipients and the terms of options granted, including the exercise price, number of shares subject to the option, and the exercisability of any options. The term of an option granted under the stock option plan is stated in the option agreement. However, the term of an incentive stock option may not exceed ten years and, in the case of an option granted to a recipient who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. Options granted under the stock option plan vest and become exercisable according to each option agreement.

    In connection with any person who owns more than 10% of our outstanding stock, the exercise price of any incentive stock option granted must be at least 110% of the fair market value of our stock on the grant date.

    No incentive stock options may be granted to a person, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000.

    Stock appreciation rights or SARs. SARs may be included in each option granted under the stock option plan. A SAR permits the recipient to surrender that option, or a portion of the part which is exercisable, and receive in exchange an amount equal to the excess of the fair market value of the stock covered by the option, over the exercise price of the stock.

    Restricted stock awards. The board may issue shares of stock to an eligible person subject to the terms of a restricted stock agreement. Restricted stock is subject to restrictions concerning the sale, transfer, or other encumbrance, and generally will be subject to vesting over a period of time specified in the restricted stock agreement.

    Performance based awards. The board may award shares of stock, without any payment for the shares, to designated persons if specified performance goals established by the board are satisfied.

    As of January 11, 2000, we had issued options to purchase 1,125,800 shares, we had not issued any SARs, restricted stock awards, or performance based awards, and 4,368,700 shares were available for future grants under the stock option plan. Of the above issued options, in May 1999 we issued an officer a ten-year option to purchase 214,500 shares of common stock at an exercise price of $0.25 per share, and the remaining options to purchase 911,300 shares of common stock were issued to employees at exercise prices ranging from $0.25 to $7.25 per share.

    In addition, during fiscal 1998 and 1997, we issued non-qualified options outside of our stock option plan to purchase a total of 75,000 shares of our common stock and in fiscal 1999 we issued non-qualified options outside of our stock option plan to purchase a total of 25,000 shares of our common stock, at exercise prices of between $2.00 and $4.00 per share, which expire between January 2000 and March 2008. Of these non-qualified options, options to purchase 8,500 shares of our common stock were exercised at $2.00 per share.

    The following table provides information on the warrants and options granted to our named executive officers during the fiscal year ended September 30, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                               Number of
                              Securities          % of Total                                   Potential Realizable Value at
                              Underlying       Warrant/Options     Exercise                       Assumed Annual Rates of
                              Warrants /       to Employees in      Price      Expiration       Stock Price Appreciation for
Name                       Options Granted (#)   Fiscal Year        ($/Sh)        Date              Warrant/Option Term
------------------------  -------------------- ----------------    --------    ----------       -----------------------------
                                                                                                     5% ($)          10% ($)
                                                                                                -------------   -------------
John Frazier Overstolz..       7,140,000              35.4%         $0.125      4/22/04            $246,581         $544,880

Charles W. Skamser......         108,000       less than 1%         $ 0.22      9/30/04            $  6,564         $ 14,506

                               4,000,000              19.8%         $ 0.38      8/11/04            $419,948         $463,988

                               2,000,000               9.9%         $ 1.00      8/11/04                  --               --

                               1,000,000               5.0%         $ 1.50      8/11/04                  --               --

                               1,000,000               5.0%         $ 2.00      8/11/04                  --               --

                               1,000,000               5.0%         $ 2.50      8/11/04                  --               --

                               1,000,000               5.0%         $ 3.00      8/11/04                  --               --

Kyran O'Dwyer...........           3,000       less than 1%         $ 2.00       4/6/09                  --         $  2,024


     The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent our estimate or projection of the future trading prices of our common stock. We can provide no assurance that any of the values reflected in this table will be achieved. Actual gains, if any, on warrant or option exercises are dependent on numerous factors, including our future performance, overall market conditions, and the holder's continued employment with ebaseOne throughout the entire vesting period, if any. These factors are not reflected in this table.

     The potential realizable value is calculated by assuming that the fair market value of our common stock at the time of grant appreciates at the indicated rate for the entire term of the warrant or option and that the warrant or option is exercised at the exercise price and sold on the last day of the warrant or option term at the appreciated price. The lack of a potential realizable value in the table above indicates that the exercise price of the warrant or option will be greater than the price of our common stock before the expiration date of the warrant or option, if our common stock appreciates at the indicated rate.

     Mr. Overstolz's warrant to purchase 7,140,000 shares of common stock was granted by a predecessor corporation of ebaseOne, which was not publicly traded at the time of the warrant grant. The board of directors of the predecessor corporation determined the exercise price of the warrant to be at fair market value at the time of the grant.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                Shares                      Number of Securities             Value of Unexercised
                              Acquired on      Value        Underlying Unexercised               In-the-Money
Name                          Exercise (#)  Realized ($)     Options at FY-End (#)           Options at FY-End ($)
--------------------------   -------------  ------------  ---------------------------   -------------------------------
                                                          Exercisable   Unexercisable    Exercisable     Unexercisable
John Frazier Overstolz....        --            --          7,140,000        --          $15,172,500          --

Charles W. Skamser........        --            --         10,108,000        --          $11,199,240          --

Kyran O'Dwyer.............        --            --              3,000        --          $       750          --

     The table above includes both warrants and options. The values given to the warrants or options in the table above are based on the differences between the closing market price of $2.25 as of September 30, 1999 and the aggregate exercise prices of the warrants or options.

401(K) PLAN

     In June 1999, we adopted a retirement savings and investment plan, or the 401(k) Plan, covering our full-time employees. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. If our 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to 20% and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. For the fiscal year ended September 30, 1999, we had not made any contributions to the 401(k) Plan on behalf of any of our named executive officers.

LIMITATION OF DIRECTORS' LIABILITY

     Our amended and restated articles of incorporation eliminate, to the fullest extent permitted by Delaware law, the personal liability of our directors for monetary damages for breaches of fiduciary duty. However, our amended and restated articles of incorporation do not provide for the elimination or limitation of the personal liability of a director for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of the law, or unlawful corporate distributions. These provisions will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by these provisions, and the stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations because stockholders are often unaware of a transaction or an event before the board's action. In these cases, the stockholders and ebaseOne could be injured by a board's decision and have no effective remedy.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As part of the 1990 organization of a predecessor of ebaseOne and for additional nominal consideration, (a) Mr. Overstolz was issued 6,050,546 shares of common stock and a warrant, expiring in April 2004, to purchase 8,160,000 shares of common stock at an exercise price of $.125 per share, of which the right to purchase 1,020,000 shares was assigned concurrently with the issuance, and (b) Mr. Pritchard was issued 2,706,283 shares of common stock. Mr. Rotolo purchased 4,437,755 shares of common stock in October 1996 for an aggregate of $107,450. Brewer & Pritchard, P.C., the law firm of which Mr. Pritchard is an officer, was issued 280,818 shares of common stock for services rendered during fiscal 1999.

     For services rendered from May 1999 through July 1999, Mr. Skamser was issued a five-year warrant to purchase 108,000 shares of common stock at an exercise price of $.22 per share. Mr. Skamser entered into an employment agreement in August 1999, in which he was issued warrants to purchase an aggregate of 10,000,000 shares of common stock at exercise prices ranging from $.38 to $3.00 per share. Mr. Overstolz entered into an employment agreement in August 1999, and in October 1999 Mr. Overstolz was issued a warrant to purchase 1,000,000 shares of common stock at an exercise price of $2.125 per share.


     In May 1999, Mr. Feuless was issued a ten-year option to purchase 214,500 shares of common stock at an exercise price of $.25 per share. In connection with Mr. Fueless' employment agreement in November 1999, Mr. Fueless was issued warrants to purchase an aggregate of 750,000 shares of common stock at exercise prices ranging from $2.37 to $3.00 per share.

     For services rendered from May 1999 through October 1999, Mr. Sooley was issued a five-year warrant to purchase 45,000 shares of common stock at an exercise price of $.22 per share. In November 1999, Mr. Sooley was issued warrants to purchase 1,000,000 shares of common stock at exercise prices ranging from $2.37 to $3.00 per share.

                            PRINCIPAL STOCKHOLDERS


     The table below sets forth, as of January 11, 2000, the beneficial ownership of common stock of:

     .  our directors;

     .  our named executive officers;

     .  the holders of five percent or more of our common stock; and

     .  our officers and directors as a group.



                                                   NUMBER OF SHARES OF
NAME OF BENEFICIAL OWNERS                    COMMON STOCK BENEFICIALLY OWNED     PERCENTAGE OF OWNERSHIP
-------------------------                   ---------------------------------   -------------------------
John Frazier Overstolz...................                13,357,210                       29.5%

Charles W. Skamser.......................                 5,608,000                       12.9%

Michael M. Rotolo........................                 4,437,755                       11.7%

Kent Forrest.............................                 3,547,462                        9.4%

Thomas C. Pritchard......................                 2,889,890                        7.6%

Kyran O'Dwyer............................                    58,700                 less than 1%

All officers and directors as a group,
 (6) persons.............................                23,717,152                       46.4%


The address of each person listed on the table is 6060 Richmond Avenue, Houston, Texas 77057, except for:

     . Mr. Forrest, whose offices location is 133 Grogan's Point Road, The Woodlands, Texas 77380;

     . Mr. Pritchard, whose office location is 1111 Bagby Street, Suite 2450, Houston, Texas 77002; and

     . Mr. O'Dwyer, whose office location is 55 High Street, Ruislip, Middlesex, England HAA7AZ.


     We have determined beneficial ownership following the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 11, 2000, but we have not included those shares for purposes of computing the percentage ownership of any other person. We have assumed, unless indicated below, that the persons and entities named in the table have sole voting and investment power for all shares beneficially owned, subject to applicable community property laws.

     The beneficial ownership of the persons in the table above includes the following options or warrants to purchase our common stock that are currently exercisable or may be exercised by such person within 60 days of January 11, 2000:

           SECURITIES EXERCISABLE WITHIN 60 DAYS OF JANUARY 11, 2000

                                                       OPTIONS / WARRANTS
                                                       -------------------
    John Frazier Overstolz..........................         7,306,664
    Charles W. Skamser..............................         5,608,000
    Michael M. Rotolo...............................                --
    Kent Forrest....................................                --
    Thomas C. Pritchard.............................           340,000
    Kyran O'Dwyer...................................             3,000
    All officers and directors as a group...........        13,228,851


     The beneficial ownership for John Frazier Overstolz includes 6,050,546 shares of common stock held by The Overstolz Family Living Trust. Mr. Overstolz is the trustee and beneficiary of the trust.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     We are authorized to issue 75,000,000 shares of common stock, and 10,000,000 shares of preferred stock.

COMMON STOCK


     As of January 11, 2000 there were 37,905,571 shares of common stock issued and outstanding and:

     . 24,702,086 shares are reserved for issuance on the exercise of warrants, not including the adjustable warrant discussed below;

     . 91,500 shares are reserved for issuance on the exercise of options outside our stock option plan; and

     . 1,125,800 shares are reserved for issuance on the exercise of options issued under our stock option plan.

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. If we our required to go into liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities. Holders of common stock have no cumulative voting rights, and the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to dividends as declared by the board of directors out of funds legally available. The outstanding common stock is validly issued and non-assessable.

PREFERRED STOCK


     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

     .  restricting dividends on the common stock;

     .  diluting the voting power of the common stock;

     .  impairing the liquidation rights of the common stock; and

     . delaying or preventing a change in control of ebaseOne without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

WARRANTS


     As of January 11, 2000, we had issued warrants to purchase 24,702,086 shares of our common stock. Our officers and directors hold warrants to purchase an aggregate of 20,043,000 shares of common stock at exercise prices ranging from $0.125 to $3.00 per share, and with expiration dates ranging from April 2004 to August 2006. All of the warrants issued to officers and directors may be exercised on a cash-less basis. Additional warrants grant an aggregate purchase of 4,659,086 shares of common stock, have exercise prices ranging from $0.125 to $2.25 per share, and have expiration dates ranging from September 2001 to April 2004. Of the warrants not issued to officers and directors, warrants authorizing the purchase of 1,527,000 shares of common stock are exercisable on a cash-less basis.

     In November 1999, we issued additional warrants in connection with our $9 million financing. We issued warrants to purchase a total of 1,283,332 shares of common stock at an exercise price of $5.18 per share with expiration dates ranging from November 2000 to November 2004. In addition, we may redeem warrants authorizing the purchase of 624,998 shares of common stock, if our common stock is at or above $10.36 per share for 20 consecutive trading days after the effective date of this registration statement. The shares underlying these warrants are included in this registration statement.

     In addition to the above warrants, we also issued two-year adjustable warrants that vest and become exercisable on or after February 15, 2000, if our common stock is trading below $5.31 per share. The purchase price is $.001 per share and the number of shares issuable is calculated as follows:

           Warrant shares   =  2,083,333   x   ($5.31 - adjustment price)
                               ------------------------------------------
                                           adjustment price

The adjustment price is the average of our three lowest common stock prices for any 30 consecutive trading days preceding a vesting date. The number of shares issuable under these warrants increase if and as the price of the common stock falls below $5.31. These warrants will cease to vest and become null and void for shares that have not vested if the closing price of our common stock is at or above $8.64 per share for 20 consecutive trading days after the effective date of this registration statement. As there is no limit on the number of shares issuable under these warrants, the issuance of shares on exercise of these warrants may have a severe dilutive effect. We have included 21,825 shares underlying these warrants in this registration statement. If we are required to issue any additional shares under this warrant, we will be required to register the resale of such shares on a new registration statement.

     The following table shows the approximate number of shares of common stock that the adjustable warrants may be converted into assuming the adjustment price discussed above is:

     . the same as our stock's market price as of January 11, 2000 or $6.06 per share;

     . 25% below our stock's market price as of January 11, 2000 or $4.55 per share;

     . 50% below our stock's market price as of January 11, 2000 or $3.03 per share;

     . 75% below our stock's market price as of January 11, 2000 or $1.52 per share; and

     . $8.63. If our common stock is at or above $8.64 per share for 20 consecutive trading days after the effective date of this registration statement the warrants become null and void.

                                 NUMBER OF SHARES       PERCENTAGE OF SHARES
ADJUSTMENT PRICE               ISSUABLE ON EXERCISE     ISSUABLE ON EXERCISE
----------------               ---------------------    ---------------------
$6.06 per share.............                       0                  0%
$4.55 per share.............                 347,985        less than 1%
$3.03 per share.............               1,567,657                4.1%
$1.52 per share.............               5,194,626               13.7%
$8.63 per share.............                       0                  0%

     If these warrants are partially exercised and the holders sell the shares of common stock issued upon exercise into the market, the price of our common stock may decrease due to the additional shares in the market. If the price of our common stock decreases, the holders of these warrants will receive a greater number of shares upon the exercise of their remaining warrants. In addition, if our stock price decreases, it could encourage short sales by warrant holders or others, which could cause our stock price to further decrease.

DELAWARE ANTI-TAKEOVER STATUTE AND CHARTER PROVISIONS

     Delaware anti-takeover statute.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:


     . Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     . Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

             .  by persons who are directors and also officers, and

             . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

     . On or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     Certificate of incorporation.  Our certificate of incorporation provides:

     . For the authorization of the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock; and

     . That special meetings of stockholders may be called only by our chairman of the board, our president, or a majority of the members of our board of directors.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ebaseOne. These provisions are designed to reduce the vulnerability of ebaseOne to an unsolicited proposal for a takeover of ebaseOne. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ebaseOne. These provisions may also have the effect of preventing changes in the management of ebaseOne.

TRANSFER AGENT

     Liberty Transfer Company serves as the transfer agent for our common stock.

                        SHARES AVAILABLE FOR FUTURE SALE


     There is a limited market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. As described below, as of the date of this prospectus, only a limited number of shares will be available for sale. Nevertheless, sales of substantial amounts of our common stock in the public market in the future could hurt the prevailing market price and our ability to raise equity capital in the future.

     . As of January 11, 2000, we have 37,905,571 shares of common stock issued and outstanding.

     . Of these shares, upon the date of this prospectus, 10,350,247 shares will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are held by "affiliates" of ebaseOne. Affiliates of ebaseOne are people that control or are controlled by ebaseOne. Among other, this includes our officers, directors, and large shareholders.

     . The 27,555,324 remaining shares outstanding are eligible for public sale under Rule 144, commencing 90 days after the effective date of this registration statement, once these shares have been held for one year, except for 15,741,958 shares subject to a contractual lock-up agreement expiring on November 30, 2000.

     . In addition, 1,359,713 shares underlying warrants are being registered in this registration statement, and will be freely tradeable when issued upon exercise of these warrants.

SHARES OWNED FOR AT LEAST ONE YEAR MAY BE SOLD UNDER RULE 144.


     In general, under Rule 144, a person who has beneficially owned restricted shares for at least one year, including a person who may be considered to be our affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Rule 144 is available for sales beginning 90 days after the effective date of this prospectus and substantially all of our restricted shares will have been held for one year by May 2000, excluding 15,741,958 shares of common stock subject to a lock-up agreement. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock and the personal circumstances of the seller.

SHARES OWNED FOR AT LEAST TWO YEARS MAY BE SOLD UNDER RULE 144(k) BY NON-AFFILIATES OF EBASEONE.


     Under Rule 144(k), a person who is not considered to have been an affiliate of ebaseOne at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell shares without complying with the manner of sale, public information, volume limitation, or notice requirements discussed above. Therefore, unless otherwise restricted, shares may be sold under Rule 144(k) immediately following completion of the two year holding period without limitation.

SHARES ISSUED ON CONVERSION OF OPTIONS ISSUED UNDER OUR STOCK OPTION PLAN MAY BE SOLD UNDER RULE 701.


     In general, under Rule 701, any employee, consultant, or advisor of ebaseOne who purchased shares from us in connection with a compensatory stock or option plan is eligible to resell the shares 90 days after the effective date of this prospectus in reliance on Rule 144, by complying with the applicable requirements of Rule 144, other than the holding period conditions. Ninety days after the effective date of this offering, options to purchase approximately 1,125,800 shares of common stock will be vested and exercisable and upon exercise may be sold under Rule 701.

     In the future we may file one or more registration statements on Form S-8 under the Securities Act to register additional shares of common stock issued under our current stock option plan or any other similar plan.

These registration statements may be filed after the effective date of this prospectus and will automatically become effective upon filing. Therefore, shares registered under these registration statements will be available for sale in the open market, unless the shares are subject to vesting or other restrictions.

LOCK-UP AGREEMENTS.


     All directors, all executive officers, and a few stockholders together hold an aggregate of approximately 18,519,951 shares of common stock, and warrants and options to purchase 19,444,500 shares of common stock. These stockholders have signed lock-up agreements that prevent them from selling 15,741,958 of the their shares of common stock, and 16,527,825 of the shares underlying their warrants and options until November 30, 2000. Upon expiration of the lock-up period, all of these shares will be freely tradable, subject to the limitations described above concerning Rule 144.

                              SELLING STOCKHOLDERS


     On November 15, 1999 Deephaven Private Placement Trading Ltd. and other investors purchased an aggregate of 2,083,333 shares of our common stock and acquired warrants to purchase an aggregate of 833,332 shares of our common stock as well as adjustable warrants to purchase shares of our common stock as more fully described in the "Description of Capital Stock C Warrants" section of this prospectus. All of these shares are included in this registration statement, except for 173,610 shares of common stock, warrants to purchase 69,444 shares of common stock, and a portion of the adjustable warrants. Each holder of the warrants and adjustable warrants is prohibited from using them to acquire shares of our common stock to the extent that such acquisition would result in such holder, together with any affiliate of such holder, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such acquisition. This restriction may be waived by each holder on not less than 61 days notice to us.

     Since the number of shares of our common stock that will be issuable upon exercise of the adjustable warrants is based upon fluctuations of the market price of our common stock before any vesting date, the actual number of shares of our common stock that will be issuable and beneficially owned upon exercise of the adjustable warrants cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by the holders of the adjustable warrants.

     The number of shares of our common stock listed in the table below as being beneficially owned by each of Deephaven Private Placement Trading Ltd. and the other investors in the November 1999 financing includes the shares of our common stock that are issuable to it, subject to the 4.999% limitation, upon exercise of the warrants. However, the 4.999% limitation would not prevent Deephaven Private Placement Trading Ltd. and the other investors in the November 1999 financing from acquiring and selling more than 4.999% of shares of our common stock through a series of acquisitions and sales under the warrants while never beneficially owning more than 4.999% at any one time.

     This prospectus relates to the resale of 4,206,233 shares of common stock by the selling stockholders. The table below sets forth information concerning the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants, the underlying common stock of which is registered in this registration statement. Assuming all of the shares registered below are sold by the listed selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

                 RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS



                                    SHARES BENEFICIALLY                        SHARES BENEFICIALLY
STOCKHOLDER                         OWNED BEFORE RESALE      AMOUNT OFFERED    OWNED AFTER RESALE
-----------                         -------------------      --------------    --------------------
Anders, David L.                            10,000                10,000                0
Applbaum, Isaac                             53,191                53,191                0
Bailey, Michelle M.                          3,191                 3,191                0
Bhandara Family Living Trust               122,340               122,340                0
Black, F. Darlene                           26,596                26,596                0
Black, Marvin                               31,019                31,019                0
Buddingh, Robert W.                         11,000                11,000                0
Caliber Resources, Ltd.                     85,228                85,228                0

CALP II Limited Partnership                       170,453             170,453          0
Cardinal Securities, LLC                          450,000             450,000          0
Vijay Alim Chandani Family Revocable               25,927              26,139          0
 Trust
Deephaven Private Placement Trading, Ltd.         891,201             898,476          0
Dimitry, Theodore                                  26,000              26,000          0
Franz Jr., A.M.                                    10,638              10,638          0
Franz, Allan                                       50,000              50,000          0
House, Vicki L.                                    10,638              10,638          0
Kahalifa, Mohamed Ghaus                            81,018              81,679          0
Kazi, Zubair                                      184,722             186,230          0
Kerbow, R..B.                                      15,000              15,000          0
Littleton, Alvin J.                                15,957              15,957          0
Marburger, Robert                                  26,597              26,597          0
Mazda Construction, Inc.                           26,596              26,596          0
McCartney, J.W.                                    15,000              15,000          0
McClendon, III, Sidney                             26,000              26,000          0
McKinnon, Ian                                      42,614              42,614          0
McKinnon, Michelle                                 42,614              42,614          0
Meehan, John E.                                    11,000              11,000          0
Milner, Ronnie                                     30,000              30,000          0
New Crescent Investors, L.L.C.                  1,263,887           1,274,204          0
Newall, German                                     30,300              30,300          0
Owesh, Tajunnisa                                  226,851             228,703          0
Regency Crossing LLC                               63,830              63,830          0
Smith, Douglas P.                                   6,000               6,000          0
Thomason, Paul                                     99,000              99,000          0
TOTAL SHARES                                    4,184,408           4,206,233          0

     The shares above for Cardinal Securities, LLC include 450,000 shares of common stock underlying a warrant. The persons who have voting and investment control over the shares above for Cardinal Securities, LLC are Rob Rosenstein, Scott Cook, and Dave Doherd. The shares above for Marvin Black include 25,000 shares of common stock underlying a warrant. The shares above for Paul Thomason include 99,000 shares of common stock underlying a warrant. The person who has voting and investment control over the shares above for Caliber Resources, Ltd. is Philip Johnson. The entity who has voting and investment control over the shares above for CALP II Limited Partnership is VMH International, Ltd. Deephaven Private Placement Trading Ltd. is a private investment fund that is owned by its investors and that is managed by Deephaven Capital Management LLC, which has voting and investment control over the share above owned by Deephaven Private Placement Trading Ltd. Deephaven Capital Management LLC is an indirect subsidiary of Knight/Trimark Group, Inc. The persons who have voting and investment control over the shares above for Mazda Construction, Inc. are Feroze
P. Bhandara and Shernaz F. Bhandara. The persons who have voting and investment control over the shares above for Regency Crossing LLC are Feroze P. Bhandara, Shernaz F. Bhandara, and Bahram Yazdani. The persons who have voting and investment control over the shares above for New Crescent Investors, L.L.C. are Ethan Benovitz, Mark Nordlicht, and Daniel Saks.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     . an exchange distribution following the rules of the applicable exchange;

     .  privately negotiated transactions;

     .  short sales or sales of shares not previously owned by the seller;

     . broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     .  a combination of any such methods of sale; and


     .  any other method permitted under applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.


     The selling stockholders may also engage in: (a) short sales against the box, which is making a short sale when the seller already owns the shares, (b) puts, which is a contract requiring the person buying the contract to sell shares at a specified price before a specified date, and (c) calls, which is a contract giving the person buying the contract the right to buy shares at a specified price before a specified date and other transactions in our securities or in derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against some losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The financial statements of ebaseOne Corporation appearing in this S-1 registration statement have been audited by Hein + Associates, LLP, independent auditors, as disclosed in their report appearing elsewhere in this registration statement and are included in reliance on the report given on the authority of Hein + Associates, LLP, as experts in accounting and auditing.

                                 LEGAL MATTERS


     Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Brewer & Pritchard, P.C., Houston, Texas. Principals of Brewer & Pritchard, P.C. beneficially own 3,757,101 shares of common stock.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed a registration statement on Form S-1 with the SEC for this offering. In addition, after we complete this offering, we will be required to file annual, quarterly, and current reports with the SEC. We intend to furnish our common stockholders with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits. Whenever a reference is made in this prospectus to any material document of ours, you should refer to the exhibits that are a part of the registration statement for a copy of the document.

     You may read and copy our registration statement and all of its exhibits at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC's web site at http://www.sec.gov. The SEC's web site contains reports, proxy and information statements, and other information about issuers that file electronically.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
EbaseOne Corporation (previously Prime Net Corporation)
Houston, Texas

We have audited the accompanying consolidated balance sheets of EbaseOne Corporation (previously Prime Net Corporation) as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of EbaseOne's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EbaseOne Corporation (previously Prime Net Corporation) as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that EbaseOne Corporation (previously Prime Net Corporation) will continue as a going concern. As more fully discussed in Note 10 to the financial statements, EbaseOne incurred losses of $2,248,185, $471,844, and $224,652 for the years ended September 30, 1999, 1998 and 1997, respectively. As a result of these losses, EbaseOne's working capital position and ability to generate sufficient cash flows from operations to meet its operating and capital requirements have deteriorated. These matters raise substantial doubt about EbaseOne's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Hein + Associates llp
Houston, Texas
October 25, 1999
(except for Note 14, as to which
the date is November 16, 1999)

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                          CONSOLIDATED BALANCE SHEETS


                                                                                                   September 30,
                                                                                     -----------------------------------------
                                                                                         1999                     1998
                                                                                     -----------------        ----------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                                                           $   308,444               $ 152,282
 Accounts receivable, no allowance for doubtful accounts:
   Trade                                                                                  39,698                 126,851
   Employee                                                                                2,500                   1,700
 Other current assets                                                                          -                   2,378
                                                                                     -----------               ---------
     Total current assets                                                                350,642                 283,211
INVESTMENT IN MARKETABLE EQUITY SECURITIES, at market                                      6,000                       -
PROPERTY AND EQUIPMENT, net                                                              332,557                  81,131
OTHER ASSETS                                                                              11,940                   6,463
                                                                                     -----------               ---------
     Total assets                                                                    $   701,139               $ 370,805
                                                                                     ===========               =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings                                                               $   110,000               $  -
 Current portion of long-term debt                                                        54,567                  26,173
 Current portion of capital lease obligation                                              19,319                   2,058
 Notes payable to stockholders                                                             5,000                  32,150
 Trade accounts payable                                                                  372,613                 132,854
 Accrued liabilities                                                                     173,637                  24,182
 Deferred revenue                                                                         73,907                       -
                                                                                     -----------               ---------
     Total current liabilities                                                           809,043                 217,417
LONG-TERM DEBT, net of current portion                                                   360,095                  30,583
CAPITAL LEASE OBLIGATION, net of current portion                                          56,020                   2,066
                                                                                     -----------               ---------
     Total liabilities                                                                 1,225,158                 250,066
COMMITMENTS AND CONTINGENCIES  (Notes 9 and 10)
STOCKHOLDERS' EQUITY (DEFICIT):
 Note receivable from stockholder                                                         (8,000)                      -
 Preferred stock, $.001 par value, 10,000,000 shares authorized; none issued                   -                       -
 Common stock subscribed (279,959 shares)                                                    280                       -
 Common stock, $.001 par value; 75,000,000 shares authorized; 34,697,704 and
  21,642,030 shares issued and outstanding at September 30, 1999 and 1998,
  respectively                                                                            34,698                  21,641
 Additional paid-in capital                                                            2,392,086                 797,296
 Accumulated deficit                                                                  (2,946,383)               (698,198)
 Accumulated other comprehensive income                                                    3,300                       -
                                                                                     -----------               ---------
     Total stockholders' equity (deficit)                                               (524,019)                120,739
                                                                                     -----------               ---------
Total Liabilities and Stockholders' Equity (Deficit)                                 $   701,139               $ 370,805
                                                                                     ===========               =========

      See accompanying notes to these consolidated financial statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Years Ended September 30,
                                           -------------------------------------------------------------------
                                                 1999                     1998                     1997
                                           -----------------       ------------------       ------------------
REVENUES:
Product sales                              $   448,523              $   362,008              $    14,948
Service revenue                                205,286                  322,011                   49,989
                                           -----------              -----------              -----------
                                               653,809                  684,019                   64,937
Operating expenses:
     Cost of goods
        sold - products                        357,171                  220,680                   18,153
     Compensation - profession
        services                               288,260                  217,823                   10,050
     General and administrative
        expenses                             2,209,269                  700,192                  253,216
                                           -----------              -----------              -----------
                                             2,854,700                1,138,695                  281,419

INTEREST, NET                                   47,294                   17,168                    8,170
                                           -----------              -----------              -----------
NET LOSS                                   $(2,248,185)             $  (471,844)             $  (224,652)
                                           ===========              ===========              ===========

NET LOSS PER SHARE - BASIC AND DILUTED     $      (.08)             $      (.03)             $      (.02)
                                           ===========              ===========              ===========

WEIGHTED AVERAGE NUMBER OF                  26,966,773               15,660,008               12,607,872
  COMMON SHARES OUTSTANDING                ===========              ===========              ===========


           See accompanying notes to these consolidated statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            AND COMPREHENSIVE INCOME
               PERIOD FROM OCTOBER 1, 1996 TO SEPTEMBER 30, 1999

                                                                              Common Stock
                                                             Note              Subscribed                 Common Stock
                                                          Receivable       -------------------    ---------------------------
                                                          Stockholder      Shares      Amount       Shares           Amount
                                                          ----------       ------      ------     ----------         --------
BALANCES, October 1, 1996 (restated)                       $  -                 -       $  -      11,505,280          $11,506
 Common stock issued for cash (restated)                      -                 -          -       1,725,795            1,725
 Exercise of warrants (restated)                              -                 -          -         479,388              479
 Net loss                                                     -                 -          -               -                -
                                                        -------           -------       ----      ----------          -------
BALANCES, September 30, 1997 (restated)                       -                 -          -      13,710,463           13,710
 Common stock issued for compensation (restated)              -                 -          -         119,851              120
 Common stock issued for cash (restated)                      -                 -          -         781,400              782
 Exercise of warrants (restated)                              -                 -          -       1,284,762            1,284
 Conversion of notes payable and related accrued              -                 -          -         441,554              442
  interest due to stockholders (restated)
 Issuance of common stock to acquire Vectron                  -                 -          -       5,304,000            5,304
 Net loss                                                     -                 -          -               -                -
                                                        -------           -------       ----      ----------          -------
BALANCES, September 30, 1998                                  -                 -          -      21,642,030           21,642
 Issuance of common stock to acquire Norske                   -                 -          -       6,307,357            6,307
 Common stock issued for services                             -                 -          -         113,636              114
 Conversion of accounts payable                               -           159,234        159         121,584              122
 Exercise of warrants                                         -                 -          -       2,876,322            2,876
 Common stock issued for compensation and cash           (8,000)                -          -         816,000              816
 Proceeds from sale of common stock                           -                 -          -       1,457,139            1,457
 Common stock issued for cash                                 -           120,725        121       1,363,636            1,364
 Warrants issued for consulting                               -                 -          -               -                -
 Warrants issued for compensation                             -                 -          -               -                -
 Comprehensive loss:
   Net loss                                                   -                 -          -               -                -
   Unrealized gain on marketable equity securities            -                 -          -               -                -
   Comprehensive loss                                         -                 -          -               -                -
                                                        -------           -------       ----      ----------          -------
BALANCES, September 30, 1999                            $(8,000)          279,959       $280      34,697,704          $34,698
                                                        =======           =======       ====      ==========          =======


                                                                                                    Accumulated
                                                                   Additional                          Other
                                                                    Paid in       Accumulated      Comprehensive
                                                                    Capital         Deficit           Income           Total
                                                                   ----------    ------------      -------------       -----
BALANCES, October 1, 1996 (restated)                               $   98,705    $    (1,702)              -         $   108,509
 Common stock issued for cash (restated)                              103,275              -               -             105,000
 Exercise of warrants (restated)                                       24,521              -               -              25,000
 Net loss                                                                   -       (224,652)              -            (224,652)
                                                                   ----------    -----------         -----------     -----------
BALANCES, September 30, 1997 (restated)                               226,501       (226,354)              -              13,857
 Common stock issued for compensation (restated)                        6,107              -               -               6,227
 Common stock issued for cash (restated)                               33,218              -               -              34,000
 Exercise of warrants (restated)                                      100,690              -               -             101,974
 Conversion of notes payable and related accrued
  interest due to stockholders (restated)                              36,113              -               -              36,555
 Issuance of common stock to acquire Vectron                          394,666              -               -             399,970
 Net loss                                                                   -       (471,844)              -            (471,844)
                                                                   ----------    -----------          ------         -----------
BALANCES, September 30, 1998                                          797,295       (698,198)              -             120,739
 Issuance of common stock to acquire Norske                           632,758              -               -             639,065
 Common stock issued for services                                     119,795              -               -             119,909
 Conversion of accounts payable                                        43,619              -               -              43,900
 Exercise of warrants                                                  47,124              -               -              50,000
 Common stock issued for compensation and cash                         80,830              -               -              73,646
 Proceeds from sale of common stock                                   144,340              -               -             145,797
 Common stock issued for cash                                         411,997              -               -             413,482
 Warrants issued for consulting                                        36,567              -               -              36,567
 Warrants issued for compensation                                      77,761              -               -              77,761
 Comprehensive loss:
   Net loss                                                                 -     (2,248,185)              -          (2,248,185)
   Unrealized gain on marketable equity securities                          -              -           3,300               3,300
                                                                                                                     -----------
   Comprehensive loss                                                       -              -               -          (2,244,885)
                                                                   ----------    -----------          ------         -----------
BALANCES, September 30, 1999                                       $2,392,086    $(2,946,383)         $3,300         $  (524,019)
                                                                   ==========    ===========          ======         ===========

      See accompanying notes to these consolidated financial statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Years Ended September 30,
                                                                -------------------------------------------------------------------

                                                                         1999                      1998                     1997
                                                                ------------------        ------------------        ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $(2,248,885)                $(471,844)                $(224,652)
  Adjustments to reconcile net income to net cash used in
   operating activities:
     Depreciation                                                       54,022                    23,131                    17,715
     Bad debt expense                                                   20,178
     Common stock issued for compensation                               67,646                     6,227                         -
     Issuance of stock to retire accrued interest to
      stockholder                                                            -                     1,305                         -
     Common stock issued for services                                  240,706                         -                         -
     Warrant issued for compensation                                    77,761                         -                         -
     Warrant issued for consulting                                      36,567                         -                         -
     Changes in assets and liabilities:
      Accounts receivable                                               66,175                  (110,189)                   12,683
      Deferred revenue                                                  73,907                         -                         -
      Trade accounts payable                                           283,659                    96,173                    16,281
      Accrued liabilities                                              149,455                    24,182                      (500)
      Prepaid expenses                                                       -                    (7,673)                        -
      Other assets                                                      (3,099)                    6,637                    (7,374)
                                                                   -----------                 ---------                 ---------
       Net cash used in operating activities                        (1,181,208)                 (432,051)                 (185,847)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Furniture and equipment                                             (221,426)                  (57,438)                   (7,184)
  Purchase of marketable equity securities                              (2,700)                        -                         -
                                                                   -----------                 ---------                 ---------
       Net cash used in investing activities                          (224,126)                  (57,438)                   (7,184)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances on demand notes payable from stockholders                     5,000                    47,400                    20,000
  Advances on notes payable                                            617,605                   270,420                         -
  Repayments of notes payable                                         (181,849)                 (240,599)                  (20,007)
  Repayments of capital lease obligations                              (12,807)                   (1,723)                        -
  Proceeds from sale of common stock                                   444,482                    34,000                   105,000
  Issuance of common stock to acquire Vectron                                -                   399,970                         -
  Issuance of common stock to acquire Norske                           639,065                         -                         -
  Exercise of warrants                                                  50,000                   101,974                    25,000
                                                                   -----------                 ---------                 ---------
       Net cash provided by financing activities                     1,561,496                   611,442                   129,993
                                                                   -----------                 ---------                 ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       156,162                   121,953                   (63,038)
CASH AND CASH EQUIVALENTS, at beginning of year                        152,282                    30,329                    93,367
                                                                   -----------                 ---------                 ---------
Cash and Cash Equivalents, at end of year                          $   308,444                 $ 152,282                 $  30,329
                                                                   ===========                 =========                 =========
Supplemental Cash Flow Information:
  Cash paid for interest                                           $    43,522                 $  15,863                 $   8,220
                                                                   ===========                 =========                 =========
  Equipment acquired under capital leases                          $    84,022                 $   5,847                 $       -
                                                                   ===========                 =========                 =========
  Notes payable and accrued interest payable to
   stockholders converted to common stock                          $         -                 $  36,555                 $       -
                                                                   ===========                 =========                 =========
 Account payable converted to common stock                         $   43,900                  $       -                 $       -
                                                                   ===========                 =========                 =========
  Note received in exchange for common stock                       $     8,000                 $       -                 $       -
                                                                   ===========                 =========                 =========

      See accompanying notes to these consolidated financial statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

    organization - Vectron, Inc. was incorporated under the laws of Nevada on November 7, 1997. On August 18, 1998, Vectron acquired the majority of the outstanding common stock of Prime Net Corporation and changed its name to Synoptech Solutions Group, Inc. Norske Energy Corporation was incorporated under the laws of the state of Delaware on September 15, 1997. On April 22, 1999, Norske acquired all of the outstanding common stock of SSGI and changed its name to EbaseOne Corporation. Prime Net, a privately held corporation and operating subsidiary, was incorporated under the laws of the state of Texas in October 1990 to provide financial services in the small business arena. In October 1996, Prime Net began developing computer and business software solutions for small and mid-market companies. In September 1998, Prime Net's business model changed to begin the process of becoming a high tech business solutions firm while developing an applications data center. The Company is currently located in Houston, Texas. See Note 2 "Reverse Acquisitions." For accounting purposes, the acquisitions have been treated as reverse acquisitions. Accordingly, the historical financial statements prior to May, 1999 are those of Prime Net. No proforma information giving effect to these transactions has been presented because Vectron and Norske had no operating activities at the time of the acquisitions. No goodwill arose from these transactions, and all transaction costs were expensed as incurred.

    Principles of Consolidation - The accompanying consolidated financial statements include the accounts of ebaseOne and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

    Revenue Recognition - ebaseOne sells both software deemed to be off the shelf, as defined by Statement of Position 97-2, and software that is not deemed to be off the shelf. Revenue from the sale of off the shelf software is recognized upon delivery. Related services, if any, are recognized as revenue when provided. To the extent software is sold with implementation and training services and is not deemed off the shelf software, then the revenue from both the sale of the software and the related services are recognized on the percentage of completion method of accounting.

    Property and Equipment - Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the term of the lease. Major improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations.

    Income Taxes - EbaseOne accounts for income taxes on the liability method under which the amount of deferred income taxes is based upon the tax effects of the differences between the financial and income tax basis of ebaseOne's assets and liabilities and operating loss carryforwards at the balance sheet date based upon existing laws. Deferred tax assets are recognized if it is more likely than not that the future income tax benefit will be realized.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:  (continued)

    Long-lived Assets - EbaseOne reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any such impairment losses.

    Cash Equivalents - For purposes of reporting cash flows, cash equivalents include highly liquid investments purchased with maturity of three months or less at the date of purchase.

    Concentration of Credit Risk - Financial instruments which potentially expose E Base Onesto concentrations of credit risk consist primarily of accounts receivable. Management does not believe a significant credit risk exists at September 30, 1999. EbaseOne maintains deposits in banks which exceed, at times, the federal deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any possible deposit loss is minimal.

    Use of Estimates - The preparation of EBaseOne's financial statements, in conformity with generally accepted accounting principles, requires EBaseOne's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

    Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income was equal to its net loss for the year ended September 30, 1998.

    Marketable Securities - EbaseOne's marketable equity securities are accounted for as available for sale securities. EbaseOne marketable equity securities are stated at fair value, with unrealized gains and losses recognized in stockholders' equity. EbaseOne records the purchases and sales of marketable securities and records realized gains and losses on the trade date. Realized gains or losses on the sale of securities are recognized on the specific identification method.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:  (continued)

    Earnings Per Share - Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is calculated under the treasury stock method and reflects the potential dilution that could occur if certain options were exercised. The dilutive effect of stock options was not calculated in 1999 and 1998 since the Company incurred a loss in those years.

2.  REVERSE ACQUISITION BY PRIME NET:

    On August 18, 1998, the shareholders of Prime Net approved a merger with Vectron. After the completion of the merger, Vectron changed its name to SSGI. Pursuant to the merger agreement, each outstanding share of common stock of Prime Net, par value $.01 per share, was converted to the right to receive .4699 shares of SSGI, par value $.01 per share. For financial statement purposes, Prime Net is considered the acquiring company, and this transaction has been treated as a purchase by Prime Net of SSGI. For legal purposes, however, SSGI remained the surviving entity. The combined entity retained SSGI's capital structure, and the common stock transactions prior to the merger have been restated using the .4699 exchange ratio. At the time of the merger, Vectron had total assets of $399,970, consisting exclusively of cash, and no liabilities.

    SSGI assumed Prime Net's existing warrants issued in connection with certain services provided and various financing transactions. The number of shares subject to purchase under the warrant agreements was adjusted by multiplying the number of Prime Net warrant shares by the exchange ratio of .4699 shares. The exercise price of the warrants was adjusted by dividing the stated exercise price by the exchange ratio. At the conclusion of the Merger, the Company had 21,603,678 shares of common stock outstanding.

    On April 22, 1999, the stockholders of SSGI approved a merger with Norske. Pursuant to the second merger agreement, each outstanding share of common stock of SSGI, par value $.01 per share, was converted to the right to receive 4.08 shares of Norske, par value $.001 per share. For financial statement purposes, SSGI is considered the acquiring company, and this transaction has been treated as a purchase by SSGI of Norske. For legal purposes, however, Norske remained the surviving entity. The combined entity retained Norske's capital structure, and the common stock transactions before the second merger have been restated using the 4.08 exchange ratio. At the time of the second merger, Norske had total assets of $639,065, consisting exclusively of cash, and no liabilities.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  REVERSE ACQUISITION BY PRIME NET:  (continued)

    Norske assumed SSGI's existing warrants issued in connection with certain services provided and various financing transactions. The number of shares subject to purchase under the warrant agreements was adjusted by multiplying the number of SSGI warrant shares by the exchange ratio of 4.08 shares. The exercise price of the warrants was adjusted by dividing the stated exercise price by the exchange ratio. After the completion of the second merger, Norske changed its name to EbaseOne Corporation. At the conclusion of the second merger, EbaseOne had 33,220,432 shares of common stock outstanding.

3.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                            September 30,
                                 -----------------------------------
                                     1999                   1998
                                 ----------------       ------------
Furniture and fixtures           $ 104,660               $  49,042
Computer equipment                 259,004                 108,375
Equipment                           18,482                       -
Vehicles                            45,478                  26,915
Leasehold improvements              53,366                   6,912
                                 ---------               ---------
                                   480,990                 191,244
Accumulated depreciation          (148,433)               (110,113)
                                 ---------               ---------
                                 $ 332,557               $  81,131
                                 =========               =========

4.  SHORT-TERM BORROWINGS:

    At September 30, 1999 and 1998, short-term borrowings consisted of the following:

                                    1999           1998
                                 --------         -------
Revolving line of credit
 with a bank                     $ 50,000         $   -
Note payable to a company          60,000             -
                                 --------         -----
                                 $110,000         $   -
                                 ========         =====

    In October 1998, EbaseOne obtained a $50,000 revolving line of credit with a bank with a maturity date of October 29, 1999, collateralized by bank accounts at the bank, furniture and fixtures, and accounts receivable. Interest is payable monthly at prime plus 1, which amounts to 9.25% at September 30, 1999.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  SHORT-TERM BORROWINGS:  (continued)

    During July 1999, EBaseOne borrowed $60,000 from an entity, with interest at 10%. The note, which was due August 30, 1999, is unsecured and is currently in default. The entity is pursuing legal means to collect on this indebtedness.

5.  LONG-TERM DEBT:

    Long-term debt consisted of the following:

                                                                                      September 30,
                                                                     -------------------------------------------
                                                                              1999                     1998
                                                                     ------------------       ------------------

Demand note payable to a bank, due in monthly installments of
 $1,425 with interest of 9.50% through October 1999, and
 collateralized by furniture and equipment. This note is
 guaranteed by a significant stockholder of EBaseOne                           $    448                 $ 15,600
Note payable to a financial institution, due in monthly
 installments of $541 with interest of 7.70% through October
 2000, and collateralized by a vehicle.                                               -                   12,382
Note payable to a stockholder, due in monthly installments of
 $723 with interest of 9.50% through October 2002, and
 collateralized by equipment.                                                    23,107                   28,774
Notes payable to financial institutions due in monthly
 installments ranging from $239 to $1,147 with interest ranging from 7.95% to 21.03% through October 2004, collateralized by a
 vehicle, computer equipment, furniture and other equipment.                    292,107                        -
Convertible note payable to an individual. Principal and
 interest at 10% is due October 2000. The note is unsecured and is convertible into approximately 105,319 shares of
 EBaseOne's common stock at any time before October 2002.                        99,000                        -
                                                                               --------                 --------
                                                                                414,662                   56,756
      Less current maturities                                                   (54,567)                 (26,173)
                                                                               --------                 --------
      Total long-term debt                                                     $360,095                 $ 30,583
                                                                               ========                 ========

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. LONG-TERM DEBT:  (continued)

   The following are scheduled maturities of notes payable at September 30, 1999:

     Years Ending
     September 30,                    Amount
     -------------                   --------
        2000                         $ 54,567
        2001                          161,570
        2002                           72,478
        2003                           75,834
        2004                           49,425
        Thereafter                        788
                                     --------
                                     $414,662
                                     ========
6. STOCKHOLDERS' EQUITY:

   Common Stock Subscribed - In September 1999, EbaseOne received $113,482 and services totaling $29,000 for 279,959 shares of common stock. As of September 30, 1999, the shares have not been issued and have been accounted for as common stock subscribed.

   Stock Issuances - EbaseOne sold 1,725,795 shares of common stock to various individuals during fiscal year 1997 for cash of $105,000. During 1997, warrants were exercised by a stockholder to purchase 479,388 shares of common stock at an exercise price of approximately $.05.

   EbaseOne sold 781,400 shares of common stock to various individuals during fiscal year 1998 for cash of $34,000. During 1998, the Chairman of the Board and another stockholder each converted a note payable and accrued interest totaling $36,555 to 441,554 shares of common stock. EbaseOne issued 119,852 shares of common stock to various individuals for services provided to EbaseOne during fiscal 1998. During 1998, warrants were exercised by two stockholders to purchase 1,246,407 and 38,355 shares of stock at an exercise price of approximately $.08 and $.05, respectively.

   The net assets of Vectron, which totaled approximately $400,000 as of the merger date, and the 5,304,000 common shares of Vectron outstanding prior to the merger have been recorded as an increase in common stock and additional paid-in capital.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  STOCKHOLDERS' EQUITY:  (continued)

    EbaseOne sold 1,729,815 shares of common stock to various individuals during fiscal year 1999 for cash of $467,482. During 1999, the chief financial officer purchased 816,000 shares of common stock for $14,000. Compensation expense of $6,000 was recorded in connection with this transaction to reflect the sale of stock below fair value. EbaseOne issued 121,584 shares of common stock to convert accounts payable totaling $43,900. One individual purchased 1,457,139 shares of common stock for $25,000. Consulting expense of $19,714 was recorded in connection with this transaction to reflect the sale of stock below fair value. During 1999, warrants were exercised by one stockholder to purchase 2,876,322 shares of common stock at an exercise price of approximately $.02.

    The net assets at Norske, which totaled approximately $639,065 as of the merger date, and the 6,307,357 common shares of Norske outstanding prior to the merger have been recorded as an increase in common stock and additional paid-in capital.


7.  RELATED PARTY TRANSACTIONS:

    EbaseOne had a convertible note payable to a stockholder of $20,000 as of September 30, 1997. The note accrued interest at 12% and was due on December 11,1997. This amount was convertible into 38,352 shares, as adjusted for the reverse acquisition. This note and the related accrued interest were converted to 77,222 shares of common stock in January 1998. This advance arose to fund operations. During March 1998, the chairman of the board advanced EbaseOne $15,250 to fund operations. This note was converted into 364,332 shares of common stock in August 1998.

    EbaseOne had unsecured notes payable to the chairman of the board and another stockholder of $32,150 as of September 30, 1998, which accrue interest at 6%. This amount was funded in several advances, which amounts and related accrued interest are due on demand. These advances arose to fund operating expenses. As of September 30, 1999, the notes have been paid in full.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  RELATED PARTY TRANSACTIONS:  (continued)

    EbaseOne had an unsecured note payable to a stockholder of $5,000 as of September 30, 1999, which accrues interest at 6% and is due on demand.

    EbaseOne had a note payable to a stockholder of $23,107 as of September 30, 1999 (see Note 5).

    EbaseOne's former chief executive officer assigned a warrant to acquire 1,020,000 shares of its common stock at $.125 per share to an attorney for services provided to EbaseOne.

8.  INCOME TAXES:

    The tax effect of significant temporary differences representing deferred tax assets and liabilities at September 30, 1999 and 1998, are as follows:


                                                    1999              1998
                                                    ----              ----
    Net operating loss
        carryforwards                           $  874,000        $  179,000

    Valuation allowance                           (874,000)         (179,000)
                                                ----------        ----------
    Net deferred tax asset                      $        -        $        -
                                                ==========        ==========


    The increase in the valuation allowance during fiscal 1999 of $695,000 is the result of additional losses incurred during the year.

    As of September 30, 1999, EbaseOne had net operating loss carryforwards of approximately $2,708,000 which begin to expire in 2009. Future utilization of the net operating loss carryforwards may be limited by changes in the ownership of EbaseOne under section 382 of the Internal Revenue Code.

    The difference between the actual income benefit of zero for fiscal years 1999, 1998 and 1997 and the expected benefit using the statutory income tax rate of 34% results from the 100% valuation allowance on EbaseOne's net operating loss deferred tax asset at each year end.

9.  COMMITMENTS AND CONTINGENCIES:

    Lease Commitments - EbaseOne is obligated under capital leases for equipment which expire on various dates throughout 2003. The carrying value of the leased equipment and related accumulated amortization included in equipment is as follows:

                                                  September 30,
                                         -------------------------------
                                           1999                  1998
                                         ---------------      ----------

Equipment                                $ 90,263              $ 6,241
Less accumulated amortization             (11,942)              (1,144)
                                         --------              -------
                                         $ 78,321              $ 5,097
                                         ========              =======

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  COMMITMENTS AND CONTINGENCIES:  (continued)

    The future minimum lease payments under EbaseOne's capital leases at September 30, 1999 are as follows:

Years Ending September 30,
--------------------------
       2000                       $ 29,982
       2001                         27,620
       2002                         27,620
       2003                         12,909
                                  --------
Total                               98,131
Less: amount representing
      interest                     (22,792)
                                  --------
                                    75,339
Less current portion               (19,319)
                                  --------
Capital lease obligations,
 net of current portion           $ 56,020
                                  ========

    EbaseOne leases office space and certain equipment under operating leases which expire on various dates through 2002. Rent expense was $160,098, $118,000 and $57,000 for the years ended September 30, 1999, 1998, and 1997.


    Future minimum lease payments under noncancellable leases with terms in excess of one year are as follows:

Years Ending September 30,        Operating Leases
--------------------------        ----------------
          2000                        $150,305
          2001                         140,057
          2002                          77,464
                                      --------
                                      $367,826
                                      ========

    Contingencies - EbaseOne is involved in two legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

    EbaseOne has agreed to repurchase hardware from a customer and refund software costs. Management estimates the loss to be $60,000 and has accrued that amount in the accompanying financial statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  MANAGEMENT'S PLANS:

    EBaseOne's losses for the years ended September 30, 1999, 1998 and 1997 amounted to approximately $2,188,000, $472,000, and $225,000. As a result of these losses, EBaseOne's working capital position and ability to generate sufficient cash flows from operations to meet its operating and capital requirements have deteriorated. These matters raise substantial doubt about EBaseOne's ability to continue as a going concern without a substantial infusion of equity capital and ultimately achieving profitable operations. EBaseOne is pursuing other sources of financing, but there is no assurance any other source of financing will be available.

    The losses incurred during the fiscal years ended September 30, 1999 and 1998 are the result of EBaseOne changing its core business. In October 1996, EBaseOne began developing computer and business software solutions for small and mid-market companies. In September 1998, EBaseOne started to evolve into an Application Service Provider ("ASP") and plans to begin leasing software applications in the fiscal year ended September 30, 2000. The financial statements do not include any adjustments that might result from these uncertainties.

11.  STOCK OPTIONS AND WARRANTS:

    Options - EBaseOne's stock option plan authorizes the grant of options to purchase a maximum of 5,000,000 shares of common stock. The plan provides for the issuance of incentive stock options or non-statutory stock options, as defined by the Internal Revenue Code. Pursuant to the terms of the plan, the exercise price of incentive stock options must not be less than 100% of the fair market value of the shares of stock on the date the option is granted or the aggregate par value of the shares of stock on the date the option is granted. In the case of any 10% stockholder, the exercise price of incentive stock options shall not be less than 110% of the fair market value of the stock on the date the incentive option is granted. The exercise price of non-statutory options may be any amount equal to or greater than the par value of the shares of stock on the date the option is granted. Vesting terms vary from immediate at date of grant to five years from date of grant. The compensation committee of the board of directors determines the vesting period of each grant. Options have a 10-year life from the date of grant.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  STOCK OPTIONS AND WARRANTS:  (continued)

    Transactions with regard to incentive options issued pursuant to the plan are as follows:

                                                                  WEIGHTED
                                                                   AVERAGE
                                       TOTAL SHARES                 PRICE
                                       UNDER OPTION               PER SHARE
                                       ------------              -------------
Balance - October 1, 1998                       -                   $  -
    Granted                               741,700                    .40
    Canceled                             (275,400)                   .25
    Exercised                                   -                      -
                                         --------
Balance - September 30, 1999              466,300                   $.44
                                         ========

    As of September 30, 1999, an aggregate of 466,300 incentive stock options have been issued and are exercisable at option prices ranging from $.25 to $1.00 per share. The weighted average fair market value on the date of grant was $.01 per share, the weighted average remaining contract life of these options is 9.52 years, and the weighted average exercise price is $.49 per share.

    As of September 30, 1999, 100,000 non-qualified stock options have been issued and are exercisable at option prices ranging from $2.00 to $4.00 per share. These options had no fair market value on the date of grant. The weighted average contract life of these options is 7.31 years, and the weighted average exercise price is $2.10 per share.

    Transactions with regard to non-qualified stock options issued are as follows:

                                                                  WEIGHTED
                                                                  AVERAGE
                                       TOTAL SHARES                PRICE
                                       UNDER OPTION               PER SHARE
                                       ------------             -----------
Balance - October 1, 1996                        -                  $   -
    Granted                                 26,000                   1.00
    Canceled                                     -                      -
    Exercised                                    -                      -
                                           -------
Balance -September 30, 1997                 26,000                   1.00
    Granted                                 74,000                   2.14
    Canceled                                     -                      -
    Exercised                                    -                      -
                                           -------
Balance - September 30, 1998               100,000                   2.10
    Granted                                      -                      -
    Canceled                                     -                      -
    Exercised                                    -                      -
                                           -------
Balance - September 30, 1999               100,000                   2.10
                                           =======

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS AND WARRANTS:  (continued)

    Warrants - In connection with the merger with Vectron, EbaseOne issued warrants to acquire 191,756 shares of common stock to a financing company, each of which entitles the holder to purchase one share of common stock at an exercise price of $.52 per share at any time prior to the expiration date of March 31, 2001. Before the merger transaction, Vectron had issued warrants to acquire 1,632,000 shares of common stock, each of which entitles the holder to purchase one share of common stock at an exercise price of $.25 per share at any time prior to the expiration date of September 5, 2001. These warrants were issued in connection with the sale of Vectron common stock to certain individuals prior to the merger.

    EbaseOne issued a warrant to acquire 8,160,000 shares of common stock to EbaseOne's former chief executive officer at an exercise price of $.13 per share at any time prior to the expiration date on April 22, 2004. EbaseOne issued a warrant to acquire 408,000 shares of common stock to EbaseOne's current chief financial officer at an exercise price of $.25 per share at any time prior to the expiration date of April 22, 2004.
    EbaseOne issued a warrant to acquire 108,000 shares of common stock to the chief executive officer at an exercise price of $.22 per share. The warrant may be exercised at any time prior to expiring at various dates through July 31, 2004. EbaseOne issued a warrant to acquire 45,000 shares of common stock to one individual at an exercise price of $.22 per share at any time prior to expiration. The warrants expire at various times through September 30, 2004. Warrants were issued to an investor to purchase 340,909 shares of common stock at an exercise price of $.41 per share at any time prior to August 31, 2002. These warrants were issued in connection with the sale of common stock. EbaseOne issued warrants to acquire 6,000,000 shares of common stock to the chief executive officer at an exercise price ranging from $.38 to $1.00 per share vesting monthly over 24 months. The warrants expire August 11, 2004. EbaseOne issued warrants to acquire 4,000,000 shares of common stock to EbaseOne's chief executive officer at an exercise price ranging from $1.50 to $3.00 per share, vesting once certain performance objectives are achieved. The warrants expire August 11, 2006. EbaseOne issued a warrant to acquire 1,000,000 shares of common stock to the former chief executive officer at an exercise price of $.38 per share, vesting monthly over 24 months. The warrant expires August 11, 2004. EbaseOne issued warrants to acquire 2,000,000 shares of common stock to the former chief executive officer at an exercise price ranging from $1.50 to $3.00 per share, vesting once certain performance objectives are achieved. The warrants expire August 11, 2006.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS AND WARRANTS:  (continued)

    The following table summarizes information about warrants outstanding at September 30, 1999:

                         Options Outstanding                                               Options Exercisable
---------------------------------------------------------------------------------     -------------------------------
                                                                       Weighted-
                                          Weighted-                  Average Fair
                                           Average       Weighted-      Market                            Weighted-
   Range of                Number          Remaining      Average      Value on           Number           Average
   Exercise              Outstanding      Contractual    Exercise      Date of          Exercisable       Exercise
    Price                at 9/30/99           Life         Price        Grant            at 9/30/99         Price
--------------           -----------    -------------    --------    -----------       ------------       --------
$.07 to $.50              15,885,665    3.40 years       $ .23          $.03            12,135,664          $ .19
$1.00 to $3.00             8,000,000    6.03              1.94           .02                83,333           1.00
                          ----------                                                    ----------
                          23,885,665    4.29               .81           .02            12,218,997            .20
                          ==========                                                    ==========


    After September 30, 1999, the former chief executive officer canceled warrants to acquire 3,000,000 shares of common stock and was issued a warrant to acquire 1,000,000 shares of common stock at an exercise price of $2.125, vesting monthly over 24 months. The warrant expires October 27, 2004.

    Transactions with regard to warrants are as follows:

                                                              WEIGHTED
                                                               AVERAGE
                                  TOTAL                        PRICE
                                 WARRANTS                     PER SHARE
                                 ----------                   ---------
Balance - October 1, 1997                 -                       $  -
  Granted                         4,815,131                        .16
  Canceled                                -                          -
  Exercised                               -                          -
                                 ----------
Balance - September 30, 1998      4,815,131                        .16
  Granted                        22,061,909                        .85
  Canceled                         (115,053)                       .43
  Exercised                      (2,876,322)                       .07
                                 ----------
Balance - September 30, 1999     23,885,665                        .81
                                 ==========


    Compensation expense of $77,761 has been recognized in fiscal 1999 for various options and warrants issued to employees with exercise prices below the fair value of EbaseOne's common stock on the date of grant.
    Consulting expense of $36,567 has been recognized in fiscal 1999 in connection with a warrant issued to a consultant. Fair value for this warrant was determined based upon the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 5.5%; volatility of 243.05%; no assumed dividend yield; and an expected life of
    1.5 years.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS AND WARRANTS:  (continued)

    Statement of Financial Accounting Standards No. 123, entitled Accounting for Stock Based Compensation, encourages but does not require companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123.

    EbaseOne applies APB Opinion 25, entitled Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. No compensation cost has been recognized in 1999 or 1998 for its stock option plans and warrants issued to employees, except as disclosed in the preceding paragraphs. Had compensation expense for EbaseOne's stock-based compensation plans been determined based on fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, EbaseOne's net loss and loss per common share would have been increased to the pro forma amounts indicated below:


                                      1999                   1998                   1997
                               -----------------      -----------------      -----------------
Net loss
       As reported             $(2,248,185)             $(471,844)             $(224,652)
       Pro forma                (2,511,467)              (471,844)              (224,652)
Net loss per common share
       As reported             $      (.08)             $    (.03)             $    (.02)
     Pro forma                        (.09)                  (.03)                  (.02)


    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rates of 5.0% to 5.5%; volatility of 86.76% to 243.05% for 1999; no assumed dividend yield; and expected lives of 1.5 and 2 years.


12. CONCENTRATIONS OF CREDIT RISK:

    Sales by EbaseOne to one customer, International Exhibition, Inc., were approximately $82,000, or 12.5% of revenues, for the year ended September 30, 1999. Trade receivables from International Exhibition, Inc. amounted to $12,990 at September 30, 1999. No other customer accounted for a material portion of revenue or trade receivables.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. EMPLOYEE BENEFITS:

    In July 1999, EbaseOne established a profit sharing/retirement plan which provides for an employee salary deferral contribution and company contributions. Employees are permitted to contribute a percentage of their compensation as defined by the plan documents. Contributions made by EbaseOne are based on EbaseOne's performance and are at the discretion of the board of directors. EBaseOne made no contributions for the period ended September 30, 1999.

14. SUBSEQUENT EVENTS:

    Between October 2, 1999 and November 12, 1999, EbaseOne issued 475,168 shares of common stock at $.94 per share for total proceeds of $445,921.


    On November 15, 1999 EbaseOne executed an agreement whereby it agreed to issue 2,083,333 shares of common stock for $9,000,000, of which EBaseOne received $6,000,000 ($5,481,200, net of transaction costs) and the remaining $3,000,000, net of transaction cost will be received on the second trading day following the date that the registration statement to be filed by EbaseOne with the Securities Exchange Commission has been declared effective. The purchasers were issued two warrants each to acquire 416,666 shares of common stock at $5.18 per share. These warrants expire on November 15, 2004. A third adjustable warrant was issued to acquire common stock of EBaseOne at an exercise price of $.001 per share based upon the following formula :

     2,083,333 X ($5.31 - Per Share Market Value) / Per Share Market Value

    The adjustable warrant expires on November 15, 2001.

    A warrant was also issued to the placement agent to acquire 450,000 shares of common stock at $5.18 per share. This warrant expires on November 15, 2004.

                                4,206,233 Shares



                              ebaseOne Corporation


                                  Common Stock



                           _________________________


                                   PROSPECTUS

                           _________________________



                           _________________________


                              ______________, 2000


                           _________________________

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The amended and restated articles of incorporation of ebaseOne limit the liability of directors to ebaseOne or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

     The inclusion of this provision in the amended and restated articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the company and its stockholders.

     ebaseOne's amended articles of incorporation provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Delaware law. The amended and restated articles of incorporation include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

          SEC Registration Fee                     $10,134
          Printing and Engraving Expenses                *
          Legal Fees and Expenses                        *
          Accounting Fees and Expenses                   *
          Miscellaneous                                  *
                                                   -------
          TOTAL                                    $10,134
                                                   =======

          *   To be provided by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     As used herein, the term "accredited" is as defined in Rule 501(a)(3) promulgated under the Securities Act.

     In November 1999, seven accredited investors acquired 2,083,333 shares of common stock for an aggregate purchase price of $9 million, or $4.32 per share. In connection with the above issuance, the company issued three warrants to each of these investors, plus one other accredited investor, to purchase an aggregate of 1,283,330 shares of common stock at an exercise price of $5.18 per share, expiring November 2004. In addition, for the above transaction, the company issued an adjustable warrant to issue shares of common stock at an exercise price of $0.001 per share expiring two years from the effective date of this registration statement. The number of shares issuable under the warrant is based on the market price of the common stock, and will not vest unless the stock price is less than $5.31 per share. In October and November 1999, the company issued 475,168 shares of common stock and a warrant to purchase 25,000 shares of common stock at an exercise price of $2.25 per share expiring October 2002 for an aggregate purchase price of $445,921 to 18 accredited investors. In September 1999, the company issued 120,729 shares of common stock to four accredited investors at a purchase price of $0.94 per share. In September 1999, the company issued 159,234 shares of common stock to a accredited third party for services rendered from April 1999 through August 1999 at a value of approximately $0.22 per share. In August 1999, the company issued an aggregate of 113,636 shares of common stock to two accredited investors for services rendered valued at approximately $0.22 per share. The company believes the above transactions were exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act as privately negotiated, isolated, non- recurring transactions to accredited investors not involving any public solicitation.

    In April and May 1999, the company issued an aggregate of 307,097 shares of common stock to 13 individuals for services rendered valued at $30,710. The company believes the above transactions were exempt from registration pursuant to Section 4(2) of the Securities Act, as the issuances were to sophisticated persons with specific knowledge of the company and with general expertise in financial and business matters that they were able to evaluate the merits and risks of an investment in the company.


     In April 1999, the company issued: (a) warrants to purchase 408,000 shares of common stock to an officer of the company at an exercise price of $.25 per share for services rendered, no compensation expense was recorded as the fair market value was deemed to be $.10 per share, and (b) issued 816,000 shares of common stock to the same officer for a purchase price of $14,000, of which $8,000 was in the form of a note payable. In September and October 1999, the company issued warrants to two officers to purchase an aggregate of 145,000 shares of common stock at an exercise price of $.22 and $.25 per share for services rendered from April 1999 through August 1999. Compensation expense was recorded of $95,733. In August 1999, the company issued warrants to purchase an aggregate of 10,000,000 shares of common stock to an officer and director of the company, with prices ranging from $0.38 to $3.00 per share for services rendered. No compensation expense was recorded as the fair market value was deemed to be $.22 per share at the time of issuance. In October 1999, the company issued warrants to purchase 1,000,000 shares of common stock to a director of the company at an exercise price of $2.50 per share. No compensation expense was recorded as the fair market value was deemed to be $.94 per share at issuance. In November 1999, the company issued warrants to purchase 1,937,500 shares of common stock to two executive officers of the company at exercise prices ranging from $2.37 to $3.00 per share for services rendered, and recognized a compensation expense of $3,009,483. The company believes the above transactions were exempt from registration pursuant to Section 4(2) of the Securities Act, as the issuances were to accredited investors and, and since the transactions were non-recurring and privately negotiated.

     In May 1999, the company issued warrants to purchase an aggregate of 10,391,756 shares at prices ranging from $0.125 to $0.50 per share in exchange for warrants held by nine former Synoptech Solutions warrant holders, all of which were accredited investors. The fair market value at the time of issuance was deemed to be $.10 per share on issuance. In May 1999, the company issued an aggregate of 26,940,491 shares of company common stock 34 accredited investors in exchange for capital stock of Synoptech Solutions. The fair market value at the time of issuance was deemed to be $.10 per share on issuance. The company believes the above transactions were exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act as privately negotiated, isolated, non- recurring transactions to accredited investors not involving any public solicitation.

     In May 1999, the company issued options pursuant to the employee's stock option plan to purchase an aggregate of 405,850 shares of common stock at purchase prices ranging from $.25 to $1.00 per share in exchange for options held by four former Synoptech Solutions option holders, all of which were employees of the company.

From May 1999 to November 1999, the company issued options to purchase an aggregate of 631,300 shares of common stock at prices ranging from $.25 to $2.25 per share to 18 employees pursuant to the company's employee stock option plan. In September 1999, the company issued 10,000 shares of common stock at a purchase price of $1.00 per share to one employee pursuant to an exercise of such employee's stock option originally issued in May 1999. The company believes the above transactions were exempt from registration pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act.


     In August 1999, the company issued 1,363,636 shares of common stock and a warrant to purchase 340,909 shares of common stock at an exercise price of $0.40625 expiring August 2002 to one accredited investor for gross proceeds of $300,000. In April 1999, an aggregate of 3,500,000 shares of common stock were issued to 22 individuals and entities who participated in a $600,000 financing. In July 1997, an aggregate of 115,000 shares of common stock were issued to four individuals who participated in a $50,000 financing. The company believes the above transactions were exempt from registration pursuant to Rule 504 promulgated under Section 3(b) of the Securities Act.


ITEM 27.  EXHIBITS

                                 DESCRIPTION OF EXHIBITS

EXHIBIT NO.         IDENTIFICATION OF EXHIBIT
-----------         -------------------------

2.1(2)              Exchange Agreement between Norske Energy Corporation and
                    Synoptech Solutions Group, Inc.
3.1(2)              Amended and Restated Articles of Incorporation
3.2(2)              By-Laws
4.1(2)              Form of Specimen of common stock
5.1(1)              Legal Opinion
10.1(2)             Employment Agreement of John Frazier Overstolz
10.2(2)             Employment Agreement of Charles W. Skamser
10.3(1)             Employment Agreement of Michael A. Sooley
10.4(1)             Employment Agreement of Scott Feuless
10.5(2)             1999 Stock Option Plan
10.6(1)             Cooperative Marketing Agreement with Phonoscope
                    Communications, Ltd.
10.7(1)             Securities Purchase Agreement Between ebaseOne Corp. and the
                    Investors Signatory Hereto Dated as of November 15, 1999
21.1(2)             List of Subsidiaries
23.1(1)             Consent of Hein + Associates, LLP
23.2(1)             Consent of legal counsel (included in Exhibit 5.1)
27.1(1)             Financial Data Schedule
___________________
(1)  Filed herewith.
(2)  Filed previously.

ITEM 28.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post- effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of January, 2000.

                              EBASEONE CORPORATION


                              By:  /S/  CHARLES W. SKAMSER,
                                  -------------------------------------------
                                  CHARLES W. SKAMSER, Chief Executive Officer

     This registration statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                           Title                                Date
---------                           -----                                ----

/S/ JOHN FRAZIER OVERSTOLZ   Chairman of the Board                 January 13, 2000
--------------------------
   JOHN FRAZIER OVERSTOLZ

/S/ CHARLES W. SKAMSER       Chief Executive Officer, Principal    January 13, 2000
--------------------------   Accounting Officer, Chief Financial
    CHARLES W. SKAMSER       Officer, President, and Director


/S/ MICHAEL M. ROTOLO        Director                              January 13, 2000
--------------------------
    MICHAEL M. ROTOLO

/S/  MICHAEL A. SOOLEY       Senior Vice President of Worldwide    January 13, 2000
--------------------------   Business Development and Secretary
     MICHAEL A. SOOLEY

/S/ SCOTT FEULESS            Chief Technology Officer              January 13, 2000
--------------------------
    SCOTT FEULESS

                                 INDEX OF EXHIBITS


EXHIBIT NO.         IDENTIFICATION OF EXHIBIT
-----------         -------------------------

2.1(2)              Exchange Agreement between Norske Energy Corporation and
                    Synoptech Solutions Group, Inc.
3.1(2)              Amended and Restated Articles of Incorporation
3.2(2)              By-Laws
4.1(2)              Form of Specimen of common stock
5.1(1)              Legal Opinion
10.1(2)             Employment Agreement of John Frazier Overstolz
10.2(2)             Employment Agreement of Charles W. Skamser
10.3(1)             Employment Agreement of Michael A. Sooley
10.4(1)             Employment Agreement of Scott Feuless
10.5(2)             1999 Stock Option Plan
10.6(1)             Cooperative Marketing Agreement with Phonoscope
                    Communications, Ltd.
10.7(1)             Securities Purchase Agreement Between ebaseOne Corp. and the
                    Investors Signatory Hereto Dated as of November 15, 1999
21.1(2)             List of Subsidiaries
23.1(1)             Consent of Hein + Associates, LLP
23.2(1)             Consent of legal counsel (included in Exhibit 5.1)
27.1(1)             Financial Data Schedule
___________________
(1)  Filed herewith.
(2)  Filed previously.